Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ELANCO ANIMAL HEALTH INCORPORATED,

ELANCO ATHENS INC.

and

ARATANA THERAPEUTICS, INC.

Dated as of April 26, 2019

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 26, 2019 by and among Elanco Animal Health Incorporated, an Indiana corporation (“Parent”), Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Aratana Therapeutics, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub will merge with and into the Company (the “Merger”) and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests the Company and the Company Stockholders and, by resolutions adopted, has approved and adopted this Agreement and resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Board Recommendation”); and

WHEREAS, the Board of Directors of each of Parent and Acquisition Sub has determined that this Agreement and the transactions contemplated hereby are advisable and, by resolutions adopted, has approved and adopted this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS & INTERPRETATIONS

Section 1.1    Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” shall mean the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Animal Drug Application” shall mean a New Animal Drug Application and any related supplemental applications and an Abbreviated New Animal Drug Application submitted to the FDA pursuant to 21 U.S.C. 360b (or its successor statutory provision), a Conditional New Animal Drug Application submitted to the FDA pursuant to 21 U.S.C. 360ccc (or its successor statutory provision), a request for an index listing submitted to the FDA pursuant to 21 U.S.C. 360ccc-1 (or its successor statutory provision), a request for authorization for veterinary medical products for use in emergencies submitted to the FDA pursuant to 21 U.S.C. 360bbb-3 (or its successor statutory provision), and a Veterinary Master File, or the equivalent application or filing filed with any equivalent regulatory agency or governmental authority outside the U.S. necessary to sell a Regulated Product in such jurisdiction (including a marketing authorization application or dossier filed with the applicable regulatory agency of a European Union member state or with the European Medicines Agency for a veterinary medicinal product).

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Bryan Cave” shall mean Bryan Cave Leighton Paisner LLP.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Alternative Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(B) of the Company Disclosure Letter.

“Company Alternative Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(B) of the Company Disclosure Letter.

“Company Base Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(A) of the Company Disclosure Letter.

“Company Base Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(A) of the Company Disclosure Letter.

“Company Board” shall mean the Board of Directors of the Company.

“Company Closing Tax Certificate” shall mean the Company Base Structure Closing Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Company Alternative Structure Closing Tax Certificate.

“Company Closing Tax Opinion” shall mean a written opinion from Latham & Watkins, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(4) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Closing Tax Certificate and Parent Closing Tax Certificate.

“Company Common Stock Closing Date Price” shall mean the closing price of the Company Common Stock on NASDAQ on the last trading day immediately prior to the Closing Date.

“Company Intellectual Property Rights” shall mean Intellectual Property Rights owned by or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean (a) any change, effect, event, occurrence, state of fact, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change directly or indirectly resulting from, attributable to or arising out of any of the following (whether by itself or when aggregated or taken together with any and all other such Changes) shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change directly or indirectly resulting from or arising out of any of the following (by itself or when aggregated or taken together with any and all other such Changes) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (i) through (v) below, to the extent such Changes disproportionately affect the Company and its Subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Company operates:

(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)    conditions (or changes in such conditions) affecting the industries in which the Company and its Subsidiaries conduct business;

(iv)    political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters and other force majeure events in the United States or any other country or region in the world;

(vi)    changes after the date hereof in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)    the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby;

(viii)    any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented in writing, or which Parent has requested or approved in writing, or the taking of any action expressly required by this Agreement, or the failure to take any action prohibited by this Agreement (but including in this clause (viii) any Change arising from any actions or omissions required to comply with Section 6.1 only to the extent that such Change is the direct result of Parent unreasonably withholding its consent to the Company’s written request to take any action restricted or prohibited by Section 6.1); or

(ix)    any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such failures, unless the underlying cause of such failures would otherwise be excepted from this definition); or

(b) a Change that would prevent the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

“Company Options” shall mean the options to purchase Company Common Stock outstanding under the Company Stock Plans.

“Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Registration Statement Tax Certificates” shall mean the Company Base Structure Registration Statement Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Company Alternative Structure Registration Statement Tax Certificate.

“Company Registration Statement Tax Opinion” shall mean a written opinion from Latham & Watkins, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(2) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Registration Statement Tax Certificates and Parent Registration Statement Tax Certificates.

“Company Restricted Stock Awards” shall mean any awards of shares of restricted Company Common Stock outstanding under any Company Stock Plan that are, at the time of determination, subject to vesting, forfeiture or repurchase by the Company.

“Company Stock Awards” shall mean the Company Options and the Company Restricted Stock Awards.

“Company Stock Plans” shall mean the Company’s 2010 Equity Incentive Plan, as amended, and the Company’s 2013 Incentive Award Plan.

“Company Stockholders” shall mean holders of shares of Company Common Stock in their respective capacities as such.

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument that is legally binding.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Domain Names” shall mean internet domain names and uniform resource locators.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, the presence, management, use, treatment, storage, transportation, handling or Release of, or exposure to, Hazardous Substances, or to human health and safety, including, but not limited to, the Comprehensive Environmental Response,

Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto or which impose losses with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Final Determination” shall mean the earliest to occur of (a) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and any allowable appeals requested by the parties to the action have been exhausted, and (b) the date on which the relevant Tax authority has entered into a binding agreement with respect to such issue or on which the Tax authority has reached a final administrative or judicial determination with respect to such issue which, whether by law or agreement, is, or becomes, not subject to appeal.

“Form S-4” shall mean a registration statement on Form S-4 pursuant to which the issuance of shares of Parent Common Stock by virtue of the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included, together with any amendments or supplements thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Government Official” shall mean any current or former employee, official, or representative of any Governmental Authority or a political party, political party official or candidate for political office.

“Governmental Authority” shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, or provincial, and whether local or foreign.

“Hazardous Substance” shall mean any material, substance or waste, whether solid, liquid or gas, that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, “infectious”, a “pollutant”, a “contaminant”, “radioactive”, “carcinogenic”, “reactive”, “corrosive”, “ignitable”, “flammable”, or words of similar meaning or effect that is subject to regulation, control or remediation under any Environmental Laws, including, but not limited to, any quantity of petroleum and its by-products, asbestos, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon, mold, mold spores, mycotoxins, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances and/or any other substance whose presence could be detrimental or a nuisance to property, human health or the environment.

“Holders’ Representative” shall mean such Person as may be designated as the Holders’ Representative (as such term is defined in the CVR Agreement) in writing to Parent by the Company, in its sole reasonable discretion, prior to the Effective Time.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and premiums, penalties, fees and expenses), whether current, short term or long term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean all intellectual property or other similar proprietary rights in any jurisdiction worldwide, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, software, sound recordings, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and structural works, and architectural works (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); (iv) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (v) instantiations of any of the foregoing in any form and embodied in any media; and (vi) Domain Names.

“Intellectual Property Rights” shall mean all U.S. and foreign common law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common law or statutory regime (including all copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing); (ii) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common law or statutory regime; (iv) rights granted under the Uniform Trade Secrets Act or the Defend Trade Secrets Act of 2016 or analogous foreign common law or statutory regime; and (v) all U.S. and foreign common law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” shall mean, with respect to any matter in question, the actual knowledge after reasonable inquiry of any of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Latham & Watkins” shall mean Latham & Watkins LLP.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, treaty, principle of common law, ordinance, code, rule, regulation, Order, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (i) civil, criminal, administrative or investigative actions, suits, claims or charges, or (ii) litigations, alternative dispute resolutions or other proceedings, in each of (i) and (ii) before any Governmental Authority or arbitrator and whether in law or in equity.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first or last offer, right of first or last refusal, preemptive right or other restriction of similar nature (including any restriction on the transfer or voting of any security or any restriction on the transfer of any other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether imposed by Contract or Law.

“NASDAQ” shall mean The NASDAQ Global Market.

“NYSE” shall mean The New York Stock Exchange.

“Net Exercise Ratio” shall mean, with respect to a Company Option, an amount equal to the difference between (i) the number one minus (ii) the quotient of (A) the sum of (1) the aggregate exercise price payable upon exercise of the Company Option in full immediately prior to the Effective Time and (2) the aggregate amount of Taxes, if any, required under applicable Law to be withheld by the Company or its Affiliate upon exercise of such Company Option in full immediately prior to the Effective Time (as determined based upon the Company Common Stock Closing Date Price), divided by (B) the product of (1) the Company Common Stock Closing Date Price multiplied by (2) the number of shares of Company Common Stock issuable upon exercise of the Company Option in full immediately prior to the Effective Time; provided that if the foregoing would result in the Net Exercise Ratio being a negative number, the Net Exercise Ratio will be the number zero.

“Order” shall mean any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Alternative Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(B) of the Parent Disclosure Letter.

“Parent Alternative Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(B) of the Parent Disclosure Letter.

“Parent Base Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(A) of the Parent Disclosure Letter.

“Parent Base Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(A) of the Parent Disclosure Letter.

“Parent Closing Tax Certificate” shall mean the Parent Base Structure Closing Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Parent Alternative Structure Closing Tax Certificate.

“Parent Closing Tax Opinion” shall mean a written opinion from Bryan Cave, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(3) of the Parent Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Bryan Cave shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Parent, Acquisition Sub and the Company, in substantially the forms set forth in the Parent Closing Tax Certificate and Company Closing Tax Certificate.

“Parent Disclosure Letter” shall mean the letter that has been prepared by Parent in accordance with the requirements of the Agreement and delivered by Parent to the Company on the date of this Agreement.

“Parent Preferred Stock” shall mean the preferred stock, no par value per share, of Parent.

“Parent Registration Statement Tax Certificates” shall mean the Parent Base Structure Registration Statement Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Parent Alternative Structure Registration Statement Tax Certificate.

“Parent Registration Statement Tax Opinion” shall mean a written opinion from Bryan Cave, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(1) of the Parent Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Bryan Cave shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Parent Registration Statement Tax Certificates and Company Registration Statement Tax Certificates.

“Parent Split-Off” means the filing of a Registration Statement on Form S-4 by Parent on February 8, 2019, and the related exchange offer by Eli Lilly & Company, pursuant to which shareholders of Eli Lilly & Company exchanged shares of Eli Lilly & Company common stock for shares of Parent Common Stock owned by Eli Lilly & Company.

“Parent Stock Plans” shall mean the 2018 Elanco Stock Plan and the Elanco Animal Health Incorporated Directors’ Deferral Plan.

“Party” or “Parties” shall mean Parent, Acquisition Sub and the Company.

“Permit” shall mean franchises, grants, authorizations, licenses, permits, establishment registrations, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes either not yet delinquent or which are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves in accordance with GAAP have been accrued on the Company Financial Statements; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been accrued on the Company Financial Statements; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case (x) that do not materially and adversely impact the current use of the affected property or materially impair the value of such property, (y) that do not relate to any material financial obligations and (z) that are not being violated by the current use of any property burdened thereby in any material respect; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 or the Company’s subsequent Quarterly Reports on Form 10-Q; (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or any of its Subsidiaries, taken as a whole, or materially impair the value of such assets; (vi) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (vii) with respect to leased or licensed personal property or Intellectual Property, the terms and conditions of the lease or license applicable thereto; and (viii) Liens described in Section 1.1(c) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Proxy Statement” shall mean the proxy statement, relating to the Company Stockholders Meeting, together with any amendments or supplements thereto.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Regulated Product” shall mean (i) any animal drug or veterinary medicinal product or component that is subject to the regulatory authority of the FDA pursuant to the Federal Food, Drug, and Cosmetic Act and subsequent amending statutes (21 U.S.C. Chapter 9), the Public Health Service Act and subsequent amending statutes (42 U.S.C. Chapter 6A), any subsequent statutes administered by the FDA and any regulations promulgated or otherwise issued by the FDA, and (ii) any vaccine or other veterinary biologic that is subject to the regulatory authority of the USDA, via the Animal and Plant Health Inspection Service Center for Veterinary Biologics, pursuant to the Virus-Serum-Toxin-Act (21 U.S.C. Chapter 5), and any subsequent amending statutes and regulations promulgated thereunder.

“Regulatory Authority” shall mean the FDA or the USDA in the United States, the European Medicines Agency and the EU Commission in the European Union, and any health regulatory authorities in any other country or legal jurisdiction in the world that is a counterpart to the FDA or European Medicines Agency and holds responsibility for any Regulatory Authorization.

“Regulatory Authorization” shall mean any approval, product license, registration or other authorization necessary for the development, manufacture or commercialization of a Regulated Product in a regulatory jurisdiction.

“Release” shall mean release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” shall mean the directors, officers or other employees, controlled Affiliates, or any investment banker, accountant, consultant, attorney or other authorized agent or representative retained by any applicable Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has at least a majority of the equity interests having by their terms ordinary voting power to elect a majority of the governing body of such limited liability company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, or has at least a majority of the equity interests having by their terms ordinary voting power to elect a majority of the governing body of such Person.

“Tax” shall mean any tax, charge, fee, levy, or other like assessment, including without limitation, any federal, possession, province, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) corporate, income, license, withholding, payroll, profits, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, value added, excise, Pension Benefit Guaranty Corporation premium, and any other governmental charge of the same or similar nature to any of the foregoing; including any interest, penalty, or addition to any of the foregoing, whether disputed or not.

“Tax Return” shall mean any report, declaration, return, estimate, information return, claim for refund, election or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” shall mean October 31, 2019; provided, however, that the Termination Date shall be automatically extended to December 31, 2019 if the Effective Time shall not have occurred prior to such earlier date and if all of the conditions to Closing set forth in Article VIII, other than the condition set forth in Section 8.1(b), shall have been satisfied or waived, or shall be capable of being satisfied at such earlier date (other than those conditions that, by their nature, are to be satisfied at the Effective Time).

“Termination Fee” shall mean a cash amount equal to $7,000,000.00.

“Transaction Expenses” shall mean (i) all fees and expenses due and payable as of the Effective Time by or on behalf of the Company or any of its Subsidiaries solely as a result of the preparation, negotiation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including all accounting, legal, investment banking, audit, other third party advisory or consulting fees and commercial banking fees and expenses related thereto, (ii) all costs and obligations due and payable as of the Effective Time solely as a result of a change of control of the Company or its Subsidiaries, and (iii) all payments, including bonus, retention and other forms of compensation, required to be made to current or former employees or directors of the Company and its Subsidiaries under the Plans or pursuant to any employment agreement or other Contract, in each case, that are due and payable as of the Effective Time solely as a result of the transactions contemplated by this Agreement.

Section 1.2    Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
“Acceptable Confidentiality Agreement”	Section 6.3(f)(iii)
“Acquisition Proposal”	Section 6.3(f)(i)
“Acquisition Sub”	Preamble

“Adverse Recommendation Change”	Section 6.3(c)(i)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 6.3(c)(ii)
“Antiboycott Rules”	Section 4.24(a)
“Board Recommendation”	Preamble
“Cancelled Company Shares”	Section 3.1(a)(ii)
“Certificate of Merger”	Section 2.2
“Certificates”	Section 3.2(c)
“Change”	Section 1.1
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Company”	Preamble
“Company Common Stock”	Section 3.1(a)(i)
“Company Disclosure Letter”	Article IV
“Company Financial Advisor”	Section 4.10
“Company Financial Statements”	Section 4.7(b)
“Company Products”	Section 4.16(a)
“Company SEC Reports”	Section 4.7(a)
“Company Securities”	Section 4.2(a)
“Confidentiality Agreement”	Section 10.4
“Current Company D&O Insurance”	Section 7.9(c)
“CVR”	Section 3.1(a)(i)
“CVR Agreement”	Section 3.1(a)(i)
“DEA”	Section 4.14
“DGCL”	Preamble
“Dissenting Company Shares”	Section 3.1(d)(i)
“Effective Time”	Section 2.2
“Enforceability Exceptions”	Section 4.4
“Environmental Permits”	Section 4.15
“Exchange Agent”	Section 3.2(a)
“Exchange Fund”	Section 3.2(b)
“Exchange Ratio”	Section 3.1(a)(i)
“FDA”	Section 4.14
“Fractional Share Consideration”	Section 3.1(a)(i)
“Import/Export Laws”	Section 4.24(a)
“Indemnified Persons”	Section 7.9(a)
“Intended Tax Treatment”	Section 7.18(a)
“Leased Real Property”	Section 4.17(b)
“Material Contract”	Section 4.18(a)
“Material Customer”	Section 4.26(a)
“Material Vendor”	Section 4.26(b)
“Maximum Annual Premium”	Section 7.9(c)
“Merger”	Preamble
“Merger Consideration”	Section 3.1(a)(i)
“Multiemployer Plan”	Section 4.11(c)
“Net Option Shares”	Section 3.1(e)
“New Surviving Entity”	Section 7.19

“Non-USRPHC Certificate”	Section 7.20
“Option Holder”	Section 3.1(e)
“Parent”	Preamble
“Parent Common Stock”	Section 3.1(a)(i)
“Parent SEC Reports”	Section 5.6(a)
“Parent Securities”	Section 5.2(b)
“Personal Information”	Section 4.16(h)
“Plans”	Section 4.11(a)
“Proof of Notice”	Section 7.20
“Real Property Leases”	Section 4.17(b)
“Required Stockholder Approval”	Section 4.5
“Restraint”	Section 8.1(c)
“Restricted Stock Consideration”	Section 3.1(f)
“Restricted Territories”	Section 4.24(a)(i)
“Sanction Laws”	Section 4.24(a)
“Second Merger”	Section 7.19
“Stock Consideration”	Section 3.1(a)(i)
“Subsidiary Securities”	Section 4.2(d)
“Superior Proposal”	Section 6.3(f)(ii)
“Surviving Corporation”	Section 2.1
“Trade Compliance Laws”	Section 4.24(a)
“Uncertificated Shares”	Section 3.2(c)
“USDA”	Section 4.14

Section 1.3    Certain Interpretations.

(a)    Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)    References to “$” and “dollars” are to the currency of the United States of America.

(g)    Any dollar or percentage thresholds set forth herein shall not be determinative in and of themselves of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h)    When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i)    Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto.

(j)    The Company Disclosure Letter and the Parent Disclosure Letter and all exhibits or annexes hereto and thereto are hereby incorporated in and made a part of this Agreement as if set forth herein.

ARTICLE II.

THE MERGER

Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 2.3    The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur by electronic exchange of documents no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 2.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Acquisition Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.9(a), the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.9(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Aratana Therapeutics, Inc.”

(b)    Bylaws. At the Effective Time, subject to the provisions of Section 7.9(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.9(a)); provided, however, that at the Effective Time the bylaws of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Aratana Therapeutics, Inc.”

Section 2.6    Directors and Officers.

(a)    Directors. The Company shall take all necessary action such that, at the Effective Time, the directors of the Company shall resign and the directors of Acquisition Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)    Officers. The Company shall take all necessary action such that, all the officers of the Company shall resign and the officers of Acquisition Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and any resolutions of the board of directors of the Surviving Corporation.

ARTICLE III.

EFFECT ON CAPITAL STOCK

Section 3.1    Effect on Capital Stock.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)    Company Common Stock. Subject to Section 3.1(b), Section 3.1(c), Section 3.1(d) and Section 3.2(e), each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that is outstanding immediately prior to the Effective Time (excluding Cancelled Company Shares and any Dissenting Company Shares) shall be automatically converted into the right to receive (A) 0.1481 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent common stock (“Parent Common Stock”), no par value per share (the “Stock Consideration”), plus (B) one contingent value right (a “CVR”), which shall represent the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement (the “CVR Agreement”) in the form attached hereto as Exhibit A, plus (C) cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 3.1(c) (the “Fractional Share Consideration”, and together with the Stock Consideration and CVR, the “Merger Consideration”), which shall be payable upon the surrender of the certificate evidencing such share of Company Common Stock in the manner provided in Section 3.2 (except in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.4).

(ii)    Excluded Shares. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any consideration paid therefor.

(iii)    Capital Stock of Acquisition Sub. Each share of common stock, par value $0.001 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)    Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Common Stock) thereon shall be declared with a record date within said period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of each share of Company Common Stock and Company Stock Award the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.1(b) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(c)    Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and the former holders of such Certificates or Uncertificated Shares shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a holder of Parent Common Stock with respect to any such fractional shares that would have otherwise been issued upon the surrender for exchange of such Certificates or Uncertificated Shares. As soon as practicable after the Effective Time, the Exchange Agent, acting as agent for the holders of shares of Company Common Stock who would otherwise have been entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders at then prevailing prices on the NYSE. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock shall receive, in lieu thereof, a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale), in accordance with such holder’s fractional interest in the aggregate number of shares of Parent Common Stock sold. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock who would otherwise have been entitled to receive fractional shares of Parent Common Stock, the Exchange Agent shall hold the proceeds in trust for such holders. As soon as practicable after the determination of the aggregate Fractional Share Consideration, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 3.2.

(d)    Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.1(a). Such Company Stockholders shall be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, less any applicable withholding Taxes pursuant to Section 3.2(e) and without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.2.

(ii)    The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the right to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle any such demands for payment, in respect of Dissenting Company Shares, or agree to do any of the foregoing.

(e)    Company Options. Automatically and without any action on the part of the holder thereof, effective as of immediately prior to the Effective Time, (i) the vesting of each outstanding Company Option shall be accelerated in full, and (ii) each such Company Option shall be net exercised and immediately cancelled and terminated such that each holder of each such Company Option (“Option Holder”) shall be entitled to receive the number of shares of Company Common Stock (the “Net Option Shares”) determined by multiplying the number of shares of Company Common Stock issuable upon exercise of the Company Option in full immediately prior to the Effective Time by the Net Exercise Ratio and, subject to Section 3.1(b), Section 3.1(c), and Section 3.2(e), the Merger Consideration with respect to the Net Option Shares. With respect to the Net Option Shares, each such Option Holder shall be treated as a Company Stockholder as of immediately prior to the Effective Time for purposes of this Article III (including the entitlement to the Merger Consideration in connection therewith). Without limiting the foregoing, the Company shall take all actions reasonably necessary to effectuate the foregoing, including amending any applicable plans or awards and seeking any consents and providing any notice to exercise or otherwise as needed.

(f)    Company Restricted Stock Awards. Automatically and without any action on the part of the holder thereof, (i) effective as of immediately prior to the Effective Time, the vesting of all outstanding unvested Company Restricted Stock Awards shall be accelerated in full, (ii) each Company Restricted Stock Award shall be cancelled and terminated as of the Effective Time and (iii) each holder of each such Company Restricted Stock Award shall be entitled to receive, subject to Section 3.1(b), Section 3.1(c), and Section 3.2(e), with respect to each share of Company Common Stock underlying each such Company Restricted Stock Award, the Merger Consideration (the “Restricted Stock Consideration”) and shall be treated as a Company Stockholder as of immediately prior to the Effective Time for purposes of this Article III (including the entitlement to the Merger Consideration in connection therewith). Without limiting the foregoing, the Company shall take all actions reasonably necessary to effectuate the foregoing, including amending any applicable plans or awards as needed.

Section 3.2    Payment of the Merger Consideration.

(a)    Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”).

(b)    Exchange Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for payment to the Company Stockholders pursuant to the provisions of this Article III, the number of shares of Parent Common Stock equal to the aggregate Stock Consideration (for the avoidance of doubt, including the Restricted Stock Consideration) to which Company Stockholders are entitled under this Article III (the “Exchange Fund”). The Exchange Agent shall, in accordance with Section 3.2(c) and pursuant to irrevocable instructions, deliver the whole shares of Parent Common Stock and Fractional Share Consideration and notify the holders of each CVR contemplated to be issued pursuant to Section 3.1.

(c)    Exchange Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Cancelled Company Shares and Dissenting Company Shares), (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), and (iii) Company Restricted Stock Awards, in each case, who are entitled to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III (including instructions for providing the Exchange Agent required Tax documentation, including, as applicable, a properly executed IRS Form W-9 or appropriate IRS Form W-8). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal and Tax documentation, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and Tax documentation, in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, Certificates and Uncertificated Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III. As soon as practicable (and in any event within 15 Business Days) following the Closing Date, the Exchange Agent shall provide Parent with a list of the names and addresses of all holders of CVRs pursuant to the provisions of this Article III. Notwithstanding anything herein to the contrary, the payment of any Milestone Payment (as such term is defined in the CVR Agreement) and the payment procedures with respect thereto shall be governed by the terms of the CVR Agreement.

(d)    Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such Taxes have been paid or are otherwise not payable.

(e)    Required Withholding. Notwithstanding any provision hereof to the contrary, each of the Exchange Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement or the CVR Agreement, as applicable, such amounts as are required to be deducted or withheld therefrom under applicable Laws, including any Tax Laws; provided, however, that, except (i) with respect to amounts payable with respect to Company Restricted Stock Awards, (ii) as a result of the failure of the Company to provide the Non-USRPHC Certificate and Proof of Notice pursuant to Section 7.20 of this Agreement, or (iii) as a result of the failure of any Company Stockholder to provide applicable Tax documentation to the Exchange Agent, before making any such deduction or withholding, to the extent reasonably practicable, Parent shall provide the Company notice of any applicable payor’s intention to make such deduction or withholding and provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person with respect to which such deduction and withholding was made.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other Party shall be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law.

(g)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholder who has not theretofore surrendered his, her or its Certificates or Uncertificated Shares evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.2 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

Section 3.3    No Further Ownership Rights. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.2, or with respect to Dissenting Company Shares, the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with Section 262 of the DGCL. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than Dissenting Company Shares to the extent the holder thereof has not failed to perfect, withdrawn or otherwise lost the right to appraisal of such Dissenting Company Shares under Section 262 of the DGCL). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.4    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Exchange Agent, and the posting by such holders of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.1.

Section 3.5    Necessary Further Actions. As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC after December 31, 2017, but prior to the date hereof (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), and provided that in no event shall any disclosure in any Company SEC Reports qualify or limit the representations and warranties of the Company set forth in Section 4.13 (Tax Matters), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 4.1    Organization and Qualification.

(a)    Each of the Company and each of its Subsidiaries is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or equivalent governing documents) as currently in effect for the Company and each of its Subsidiaries. Each of the Company and each of its Subsidiaries is in compliance with the terms of its certificate of incorporation and bylaws (or equivalent governing documents). Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person, or has any obligation to acquire any such interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than the Company’s Subsidiaries.

Section 4.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on April 23, 2019, (i) 48,969,728 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 329,895 shares of Company Common Stock were held by the Company in its treasury; (iv) an aggregate of 2,193,852 shares of Company Common Stock were available for future issuance under the Company Stock Plans, and (v) under the Company Stock Plans, there were outstanding Company Options to purchase 3,586,505 shares of Company Common Stock and outstanding Company Restricted Stock Awards with respect to 622,431 shares of Company Common Stock. From April 23, 2019 until the date hereof, other than shares of Company Common Stock issued pursuant to the exercise of Company Options, the Company has not issued any shares of its capital stock, granted any options, restricted stock, stock appreciation rights, warrants or rights or otherwise entered into any other agreements or commitments to issue any shares of its capital stock, granted any other awards in respect of any shares of its capital stock, or split, combined, subdivided or reclassified any of its shares of capital stock. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Company Options or vesting of Company Restricted Stock Awards will be (when issued in accordance with the terms thereof), duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

(b)    Section 4.2(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the type of Company Stock Award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the date of grant and, for each Company Option, the exercise or purchase price and expiration date thereof.

(c)    Except for the Company Stock Awards, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in the Company, (B) options, calls, preemptive rights, subscriptions, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (D) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the shares of Company Common Stock. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) with respect to the Company or any Company Subsidiary issued and outstanding. There are no (i) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or (ii) outstanding contractual obligations to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries in exchange for ownership of common stock or any other equity interest in the Company or such Subsidiary. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

(d)    The Company or another of its Subsidiaries is the record and beneficial owner of all the issued and outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for Subsidiary Securities, neither the Company nor any of its Subsidiaries owns directly or indirectly any equity interests in any Person, or has any obligation to acquire any such equity interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person. There are no outstanding obligations to which the Company or any of its Subsidiaries is a party restricting the transfer of, or limiting the exercise of voting rights with respect to, any Subsidiary Securities.

Section 4.3    Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, any Person.

Section 4.4    Corporate Power; Enforceability. Assuming the accuracy of the representation set forth in Section 5.10, the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby, subject to, in the case of the Merger, obtaining the Required Stockholder Approval. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the transactions contemplated hereby, subject to, in the case of the Merger, obtaining the Required Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

Section 4.5    Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve and authorize this Agreement and consummate the Merger and other transactions contemplated hereby (the “Required Stockholder Approval”).

Section 4.6    Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or equivalent governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act and any other applicable Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL or (iv) the applicable requirements of NASDAQ, (c) modify, violate, conflict with, or result in a breach of any provisions of, or require any consent, notice, waiver, payment of a penalty or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or one created by Parent or Acquisition Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except as, in the case of clauses (b) through (e), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.7    Reports; Financial Statements.

(a) Since January 1, 2017, the Company has timely filed or furnished all reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by it with the SEC (the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the Company SEC Reports filed or furnished by the Company with the SEC since January 1, 2017, including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained (or, with respect to Company SEC Reports filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to Company SEC Reports filed after the date hereof, will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. As of the date of this Agreement, the Company has not received any written or, to the Company’s Knowledge, oral notice from the SEC that any of the Company SEC Reports is the subject of any ongoing investigation. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of the Company. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)    The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports (the “Company Financial Statements”) (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(c)    The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2017, to the Knowledge of the Company, neither the Company nor the Company’s auditor have identified or been made aware of (i) any existing “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Section 4.8    Absence of Certain Changes; Undisclosed Liabilities.

(a)    Since January 1, 2019, (i) no fact, change, event, development or circumstance exists or has occurred, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

(b)    Except (i) as reflected or otherwise reserved against in the Company’s consolidated balance sheet included in its Annual Report on Form 10-K for the year ended December 31, 2018, and any subsequent Quarterly Report on Form 10-Q, (ii) for Liabilities incurred since January 1, 2019 in the ordinary course of business consistent with past practice, (iii) for Liabilities incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, and (iv) for Liabilities incurred in accordance with the terms of any Material Contract (other than Liabilities due to breaches thereunder), neither the Company nor any of its Subsidiaries has incurred any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9    Certain Information. Any information provided by the Company or any of its directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, when filed with the SEC, when the Form S-4 is declared effective under the Securities Act, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholder Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to (i) statements included or incorporated by reference in the Form S-4 or Proxy Statement based on information supplied by or on behalf of Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other Representatives, or (ii) any financial projections or forward-looking statements.

Section 4.10    Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor (other than Barclays Capital Inc. (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

Section 4.11    Employee Benefit Matters/Employees.

(a)    Section 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus or other incentive plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, or life insurance plans, in each case, maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company or its Subsidiaries for the benefit of any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, or otherwise with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Plans”). With respect to the Plans listed on Section 4.11(a) of the Company Disclosure Letter, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) all Plans, including amendments thereto; (B) the three most recent annual reports on Form 5500 filed with respect to each Plan (if required by applicable Law); (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; and (E) each trust agreement relating to any Plan (as applicable).

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to cause the loss of qualification of any such Plan. To the Knowledge of the Company, each Plan and any related trust complies, and has been maintained and administered in all material respects in compliance, with ERISA, the Code and other applicable Laws. Other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan (other than routine claims for benefits) that would reasonably be expected to result in material liability to the Company.

(c)    No Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, or been required to contribute to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d)    No Plan provides for post-retirement welfare benefits (other than health care continuation coverage required by Section 4980B of the Code or other applicable Law or coverage through the end of the calendar month in which a termination of employment occurs).

(e)    Except as set forth in Section 4.11(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or any excise Tax under Section 4999 of the Code.

(f)    The Company and its Subsidiaries have made an offer of affordable minimum essential coverage to their respective employees to the extent required under the Affordable Care Act and the Code, and neither the Company nor any of its Subsidiaries is otherwise liable for any material assessable payment, taxes or other penalties under the Affordable Care Act.

(g)    Each Plan that provides for the deferral of compensation subject to Section 409A of the Code is and has been documented in writing and operated and administered in all material respects in accordance with Code Section 409A and the regulations thereunder.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. There is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, picketing, refusal to cross picket lines, slowdown or lockout with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, works council agreement, or other contract of any kind with any labor organization, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, including Laws relating to collective bargaining, affirmative action, civil rights, discrimination, hours of work, the payment of wages or overtime wages, the classification of employees and contractors, wages, meal and rest breaks, leave, privacy, safety and health, workers’ compensation and terms and conditions of employment; (ii) there are no charges against either of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices; (iii) each of the Company and its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; and (iv) since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of either of the Company or its Subsidiaries, and to the Knowledge of the Company, no such investigation is in progress.

Section 4.12    Litigation. As of the date hereof, there is no, and since January 1, 2017 there has not been any, Legal Proceeding or governmental or administrative investigation, audit,

inquiry or action pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any of its assets or properties, or, to the Knowledge of the Company, any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any material outstanding Order.

Section 4.13    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company, the Company and each of its Subsidiaries have (i) timely filed all income and other material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and all such Tax Returns are complete and accurate in all material respects, and (ii) paid all Taxes due and payable (whether or not reflected on any Tax Return) or have established an adequate reserve therefor in accordance with GAAP.

(b)    There are no Liens for Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(c)    To the Knowledge of the Company, (i) there are no pending or threatened audits, examinations, assessments or other proceedings in respect of Taxes of the Company or any Subsidiary, and (ii) neither the Company nor any of its Subsidiaries have received written notice of any such audits or proceedings.

(d)    No written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, other than claims that have been fully resolved.

(e)    Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business).

(f)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(g)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past five (5) years.

(h)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement, other than those (i) among the Company and its Subsidiaries, or (ii) customary provisions in commercial arrangements entered into in the ordinary course of business, the primary purpose of which is not related to Taxes.

(i)    Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law), other than the affiliated group the common parent of which is the Company; and (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.

(j)    Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries makes any representations or warranties in respect of the existence, amount, usability or any other aspect of any Tax attributes of the Company, including, but not limited to, net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases and depreciation periods.

(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (iv) prepaid amount or advance payment received on or prior to the Closing Date; (v) election made under Section 108(i) of the Code; or (vi) as a result of a change in, or the use of an incorrect, accounting method prior to the Closing Date.

(l)    Neither the Company nor any of its Subsidiaries have ever (i) had a permanent establishment in any country, as defined in any applicable treaty or convention between such country and the country under the Laws of which it is organized, or (ii) engaged in activities in any country other than the country under the Laws of which it is organized that would subject it to income Tax in such country.

(m)    Neither the Company nor any of its Subsidiaries (i) has made an election under Section 965(h) of the Code, or (ii) will have any liability with respect to Taxes as a result of the application of Section 965 of the Code after the Closing Date.

(n)    The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws.

(o)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor is there any fact or circumstance, that could, either alone or in combination, prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14    Compliance with Law; No Default; Permits.

(a)    The Company and its Subsidiaries are and have been since January 1, 2017, in compliance in all material respects with (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, including, without limitation, those of the U.S. Food and Drug Administration (“FDA”), U.S. Drug Enforcement Administration (“DEA”), and U.S. Department of Agriculture (“USDA”), or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries possess all material Permits required to conduct their businesses as currently conducted and to lease, use or operate their respective properties. All such Permits are valid and in full force and effect, and neither the Company nor any of its Subsidiaries is in default or violation of any such Permits, except where the failure to be in full force and effect or where such default or violation, individually or the aggregate, has not resulted, and would not reasonably be expected to result, in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice, charge or assertion, or, to the Knowledge of the Company, threatened notice, charge or assertion, from any Governmental Authority alleging any material violation of any Laws or threatening to revoke, or revoking, any such Permit or to initiate an investigation or review of the Company or any of its Subsidiaries.

Section 4.15    Environmental Matters. Except in each case as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company:

(a)    Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2017, in compliance with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability or Order relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company or any of its Subsidiaries incurring Liabilities relating to or arising under Environmental Laws. There have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries.

(b)    The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations as presently conducted (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened seeking to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c)    The Company and each of its Subsidiaries has made available to Parent all material records and correspondence in the possession of the Company relating to environmental matters affecting the Company and which were prepared for. submitted to or received from applicable Governmental Authorities since January 1, 2017.

Section 4.16    Intellectual Property.

(a)    Section 4.16(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered Intellectual Property Rights and all Registered Intellectual Property Rights included in the Company Intellectual Property Rights that are owned by a Person other than the Company or any of its Subsidiaries, in each case together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as listed on Section 4.16(a)(i) of the Company Disclosure Letter, (x) the Company or a Subsidiary of the Company is the sole and exclusive owner of all right, title and interest in and to all Company Registered Intellectual Property Rights and all other Company Intellectual Property Rights, free and clear of any Liens other than Permitted Liens, and, to the extent applicable, is listed in the records of the appropriate registry of a Governmental Authority as the current owner of each item of Company Registered Intellectual Property Rights, (y) the Company and its Subsidiaries have the right to use all Company Intellectual Property Rights, and to the Knowledge of the Company, all other Intellectual Property and Intellectual Property Rights therein used by the Company or any Subsidiary in the conduct of their respective businesses as currently conducted or as proposed to be conducted, in the manner in which their respective businesses are conducted or proposed to be conducted, including in connection with the manufacture, development, production, use or commercialization of any products or services of the Company or any of its subsidiaries, including any such products or services currently under development (the “Company Products”), as currently conducted and proposed to be conducted, and (z) all Company Intellectual Property Rights and all such other Intellectual Property will be available immediately after the Closing for use by the Company and its Subsidiaries as used or contemplated for use by the Company or any of its Subsidiaries immediately prior to the Closing, and under the same conditions, without the consent of any other Person.

(b)    Except as set forth on Section 4.16(b) of the Company Disclosure Letter, to the Knowledge of the Company, all Intellectual Property developed by an independent contractor, consultant or other vendor or service provider of the Company that relates to any of the Company Products or the manufacture, production or use thereof, and all Intellectual Property Rights therein, are Company Intellectual Property Rights that are owned by the

Company or a Subsidiary. To the Knowledge of the Company, each Person who is or was an employee or contractor of Company and who is or was involved in the creation or development of any Company Registered Intellectual Property Rights or any other material Intellectual Property owned by the Company has executed a valid agreement containing an assignment of such employee’s or contractor’s rights to such Intellectual Property and an agreement not to disclose or make any improper use of any confidential information included in the Company Intellectual Property Rights. No material Intellectual Property created by any consultant or other independent contract of the Company nor any of its Subsidiaries that is not either Company Intellectual Property Rights or licensed to the Company or a Subsidiary pursuant to an agreement listed on Section 4.18(a)(iv) of the Company Disclosure Letter is used or currently contemplated to be used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(c)    All Company Registered Intellectual Property Rights are subsisting, valid and enforceable, and all requisite filings, renewals and payments necessary to maintain all of the Company Registered Intellectual Property Rights have been made. Since January 1, 2017, the Company and its Subsidiaries have not received written notice from any Person challenging the validity, enforceability, ownership of or right to use any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any proceeding relating to any such challenge. No Company Intellectual Property Rights are subject to any Order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects Company Intellectual Property Rights.

(d)    To the Knowledge of the Company, neither the operation of the business of Company nor any of its Subsidiaries as conducted or currently proposed to be conducted, or any of the Company Products (including the development, proposed development, manufacture, production, use or commercialization thereof), has infringed, misappropriated or otherwise violated nor does nor will infringe, misappropriate or otherwise violate the Intellectual Property or Intellectual Property Rights of any Person. Since January 1, 2017 until the date hereof, neither Company nor any of its Subsidiaries have received any written notice from any Person, and, to the Knowledge of Company, there is no other assertion or threat from any Person, that the operation of the business of Company or any of its Subsidiaries, or any of the Company Products (including the development, proposed development, manufacture, production, use or commercialization thereof), infringes, misappropriates or otherwise violates the Intellectual Property or Intellectual Property Rights of any Person, nor is the Company or its Subsidiaries currently a party to any such proceeding relating to any such assertion.

(e)    To the Knowledge of the Company, no Person is currently (or since January 1, 2017 until the date hereof, has been) infringing, misappropriating or otherwise violating any Company Intellectual Property Rights in any material respect. The Company and its Subsidiaries are not currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any Person’s Intellectual Property Rights or (ii) asserting that the operation of the business of any Person, or any Person’s products or services, infringes, misappropriates or otherwise violates any Company Intellectual Property Rights.

(f)    The Company and its Subsidiaries have taken and currently take commercially reasonable efforts to protect, maintain and enforce the Company Intellectual Property Rights owned by the Company or any Subsidiary and, to the extent required or permitted under the applicable agreements, any other Company Intellectual Property Rights, to protect the confidentiality of the trade secrets and other confidential information of the Company and its Subsidiaries, and to protect trade secrets and other confidential information of third parties that have been disclosed to the Company or its Subsidiaries in confidence, and the Company has complied with any and all of its contractual obligations to protect Intellectual Property Rights licensed to the Company or any of its Subsidiaries.

(g)    To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Authority has been used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property Rights owned by the Company or any other Company Intellectual Property Rights.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2016, the Company and each of its Subsidiaries is, and has been, in compliance with the Company’s posted privacy policies and all other related Company notices, policies and programs and all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer, disposal, disclosure or processing of any personally identifiable information (“Personal Information”), (ii) since January 1, 2018, to the Knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has been required to notify any Governmental Authority, and (iii) since January 1, 2016, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Company’s or its Subsidiaries’ collection or use of Personal Information. The Company and its Subsidiaries have commercially reasonable security measures in place designed to protect Personal Information stored in their computer systems against unlawful access, disclosure or use by any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement do not violate the Company’s posted privacy policies as they currently exist or as they existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and, upon the Effective Time, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Effective Time.

Section 4.17    Real Property; Assets.

(a)    Neither the Company nor any of its Subsidiaries currently owns any real property and, since January 1, 2017, have not owned any real property.

(b)    Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements together with all amendments, modifications, supplements, waivers, and side letters thereto (the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default on the part of the Company or, if applicable, any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company, and subject to the Enforceability Exceptions, the Company and each of its Subsidiaries have good and valid leasehold interests in each parcel of the Leased Real Property free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any of the Leased Real Property.

(c)    The Company and its Subsidiaries have good and marketable title to all of the assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Reports filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet) free and clear of any Liens, except for Permitted Liens. All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are adequate for the uses to which they are being put, are, in all material respects, in good operating condition and repair (ordinary wear and tear and ongoing maintenance excepted).

Section 4.18    Material Contracts.

(a)    Section 4.18(a) of the Company Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Acquisition Sub (or outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent) (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such Contract that may be cancelled without notice or penalty or other Liability of the Company or any of its Subsidiaries upon notice of sixty (60) days or less;

(iii)    provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)    involves (A) (1) the acquisition of ownership of or licenses to use any material Company Intellectual Property Rights from a third party or (2) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a Person other than the Company or any of its Subsidiaries (other than shrink-wrap, click-wrap and off-the-shelf or commercially available software), (B) the joint development of products or technology with a Person or (C) involves settlement of any dispute or release from any claim pertaining to Intellectual Property or Intellectual Property Rights or provides for a covenant not to sue with respect to any Intellectual Property Rights;

(v)    involves the license or sublicense by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights to any Person (other than as ancillary to (A) a sale of products to customers or (B) non-exclusive licenses granted to contractors, suppliers, distributors or other vendors in the ordinary course of business and solely for purposes of providing services to the Company or any of its Subsidiaries, during the term of the applicable agreements with such contractors, suppliers, distributors or other vendors);

(vi)    constitutes a material manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company of at least $1,000,000 in any prospective twelve (12) month period;

(vii)    other than solely among wholly owned Subsidiaries of the Company, relates to Indebtedness having an outstanding principal amount in excess of $1,000,000;

(viii)    was entered into after January 1, 2017, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person;

(ix)    by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such Contract of more than $1,000,000 in any one year (including by means of royalty payments) other than Contracts made in the ordinary course of business consistent with past practice;

(x)    is an agreement with any employee leasing or staffing company by which such employee leasing or staffing company’s employees provide services to the Company or any of the Subsidiaries;

(xi)    is with a labor union, works council or association relating to any employee, or collective bargaining agreements;

(xii)    is an interest rate cap, interest rate collar, interest rate swap or other Contract or agreement relating to a material hedging transaction not entered into in the ordinary course of business consistent with past practice;

(xiii)    involves (A) any directors or officers of the Company or any of its Subsidiaries, or (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock, in each case, other than any Plans;

(xiv)    involves the contract manufacturing of any approved products of the Company or any Subsidiary of the Company requiring annual payments in excess of $250,000;

(xv)    is a settlement agreement, or any Contract that waives any rights or grants any release, in each case where such settlement, waiver of rights or grant of release is material to the Company or any of its Subsidiaries;

(xvi)    grants any option, right of first refusal, right of first offer or similar right to a third party with respect to any material assets, rights or properties of the Company or its Subsidiaries; or

(xvii)    obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries).

Each Contract of the type described in clauses (i) through (xvii) above, other than a Plan, is referred to herein as a “Material Contract.”

(b)    Subject to the Enforceability Exceptions, each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company and its Subsidiaries that are party thereto and, to the Knowledge of the Company, each other party thereto, in each case, in all material respects. The Company and its Subsidiaries have, and, to the Knowledge of the Company, each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract in all material respects. There is no event or condition that has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, that gives rise to any right of termination, amendment, acceleration or cancellation of any Material Contract or would cause the loss of any benefits under any Material Contract, except for those defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract. During the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any notice of termination (in whole or in part) in respect of any Material Contract, nor to the Knowledge of the Company, is any such party threatening to do so.

Section 4.19    Insurance. Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any of its insurance policies, (iv) neither the Company nor a Subsidiary has been refused any insurance coverage sought or applied for, and (v) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 4.20    Questionable Payments. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any director, officer, employee or Representative, has, in connection with the business of the Company or any of its Subsidiaries (a) offered, promised or authorized the payment of any money or anything of value (including gifts, entertainment, travel/lodging, donation, samples, etc.) to a Government Official, directly or indirectly through any Person, knowing that all or some portion of such money or thing of value will be offered, given or promised to a Government Official, for the purpose of either (i) influencing any act, decision or failure to act by a Government Official in his or her official capacity or (ii) inducing such Government Official to act in a way contrary to his or her legal duties or to use his or her influence with a Governmental Authority to affect any act or decision of the Governmental Authority, for the purpose of assisting the Company or any of its Affiliates or Subsidiaries in obtaining or retaining business or a business advantage for, or directing business or a business advantage to, the Company or any of its Affiliates or Subsidiaries (including securing favorable treatment, obtaining a contract or business, obtaining concessions or permits, or other similar conduct), or for the purpose of securing any improper advantage for the Company or any of its Affiliates or Subsidiaries; or (b) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption or anti-bribery Law or requirement applicable to the Company or any of its Subsidiaries.

Section 4.21    Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any Indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.22    Opinion of Financial Advisor of the Company. The Company Board has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the Company Stockholders (other than holders of Cancelled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all Parties, make available a true and complete written copy of such opinion to Parent solely for informational purposes.

Section 4.23    State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Acquisition Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 4.24    Trade Compliance Laws.

(a)    The Company and its Subsidiaries, and their respective Affiliates, have complied and are in compliance in all material respects with all (i) applicable Laws relating to imports, exports, reexports, sales, transfers, releases, shipments, transmissions or any other provision of goods, software, technology, or services (“Import/Export Laws”), including but not limited to, Laws enforced by United States Customs and Border Protection and its foreign equivalents and the Export Administration Regulations, (ii) applicable trade or economic sanctions of the United States and other jurisdictions (“Sanctions Laws”), and (iii) United States antiboycott rules (including Part 760 of the Export Administration Regulations and Section 999 of the Code and corresponding guidelines of the U.S. Department of the Treasury) (“Antiboycott Rules” and collectively with Import/Export Laws and Sanctions Laws, “Trade Compliance Laws”). Except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company:

(i) Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has engaged in the sale, purchase, import, export, reexport or transfer of goods, technology, software, or services, either directly or indirectly (including without limitation through facilitation of a third party’s activity), to or from a country, region or territory subject to comprehensive economic sanctions (at the time of this agreement, Crimea, Cuba, Iran, North Korea or Syria) (the “Restricted Territories”) or been a party to or beneficiary of, or has any interest in, any franchise, license, management or other contract with any Person, either public or private, in the Restricted Territories or has been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial or business dealings, with any Person, either public or private, in the Restricted Territories.

(ii)    Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has engaged in any other transactions, or otherwise dealt, with any Person with whom Persons based in the United States, or subject to United States Laws, are prohibited from dealing under Trade Compliance Laws.

(iii)    Neither the Company nor any of its Subsidiaries has, directly, or indirectly through a third party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in, or cooperation with, a foreign boycott that is not sanctioned by the United States, including without limitation the Arab League boycott of Israel.

(b)    There is no Legal Proceeding or governmental or administrative audit or inquiry pending or, to the Knowledge of the Company, threatened with respect to compliance with any applicable Trade Compliance Laws against or relating to the Company or any of its Subsidiaries or any of their respective Affiliates.

(c)    None of the Company or its Subsidiaries has during the last five (5) years made any disclosure to any Governmental Authority or other Person with respect to a possible violation of Trade Compliance Laws.

Section 4.25    Inventory. The Company or its Subsidiaries has good and marketable title to its inventory free and clear of all Liens (other than Permitted Liens). The inventory has been manufactured in accordance with the specifications therefor as set forth in the applicable manufacturing documentation, the applicable Permit and other Laws, except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company. The inventory is in good and merchantable condition, has been properly stored in accordance with the relevant specifications and is sufficient for the operation of the Company and its Subsidiaries in the ordinary course consistent with past practice, except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company.

Section 4.26    Customers and Suppliers.

(a)    Section 4.26(a) of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest (measured by gross revenue to the Company and its Subsidiaries on a consolidated basis) customers (each, a “Material Customer”), in each case to the Company and its Subsidiaries for the twelve (12) months ended December 31, 2018.

(b)    Section 4.26(b) of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest (measured by gross expenditures by the Company and its Subsidiaries on a consolidated basis) vendors (each, a “Material Vendor”) to the Company and its Subsidiaries for the twelve (12) months ended December 31, 2018.

(c)    As of the date of this Agreement, no Material Customer or Material Vendor has terminated or cancelled, or notified the Company or any of its Subsidiaries that it intends to terminate or cancel, or decreased materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its relationship with the Company or any of its Subsidiaries in a manner materially adverse to the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged in a material dispute with a Material Customer or Material Vendor. From December 31, 2018 to the date of this Agreement, there has been no material change in the pricing or other material terms of its business relationship with any Material Customer or Material Vendor that is materially adverse to the Company or its Subsidiaries, except changes made in the ordinary course of business consistent with past pricing practices which changes in the aggregate would not be materially adverse to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, all amounts owing by such Material Customer to, or to such Material Vendor by, the Company or any of its Subsidiaries have been paid in all material respects in accordance with their respective terms.

Section 4.27    Product Regulatory Matters and Compliance.

(a)    All submissions utilized as the basis for or submitted in connection with the Animal Drug Applications and Regulatory Authorizations currently held by the Company are currently subsisting and in full force and effect and, when submitted to the applicable Regulatory Authority, (i) were complete and correct in all material respects as of the date of submission or were corrected or supplemented by a subsequent submission and (ii) any required updates, changes, corrections or modification to such submissions have been timely submitted to the applicable Regulatory Authority, except where the failure to timely submit such updates, changes, corrections or modifications would not, whether individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company or a Subsidiary solely owns all right, title and interest in and to all such Animal Drug Applications and Regulatory Authorizations, free and clear of all Liens.

(b)    Except as set forth on Section 4.27(b) of the Company Disclosure Letter, during the period beginning on January 1, 2017 through the date of this Agreement (i) there have been no material field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Regulated Products (“Safety Notices”); and (ii) there are no material Safety Notices, or, to the Knowledge of the Company, material product complaints with respect to the Regulated Products, and to the Knowledge of the Company, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to the Regulated Products, (y) a material change in labeling of any the Regulated Products; or (z) a termination or suspension in any material respect of marketing or testing of any of the Regulated Products.

Section 4.28    Indebtedness. As of the date of this Agreement, neither the Company nor any Company Subsidiary has any outstanding Indebtedness for borrowed money.

Section 4.29    No Other Representations or Warranties. Notwithstanding any other provision of this Agreement, each of Parent and Acquisition Sub acknowledges and agrees that neither the Company nor any other Person on behalf of the Company, has made, or is making any representation or warranty whatsoever, express or implied (and neither Parent nor Acquisition Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective agents or Representatives, including any representation, warranty or statement as to the accuracy or completeness of information), beyond those expressly given in this Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent, Acquisition Sub or any of its respective Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Except (i) as disclosed in the Parent Disclosure Letter, or (ii) as disclosed in any Parent SEC Reports filed with or furnished to the SEC after December 31, 2017, but prior to the date hereof (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), Parent and Acquisition Sub, as applicable, hereby represent and warrant to the Company as follows:

Section 5.1    Organization and Qualification. Each of Parent and Acquisition Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Acquisition Sub is owned directly by Parent. Both Parent and Acquisition Sub are in compliance with the provisions of their respective governing documents.

Section 5.2    Capitalization.

(a)    The authorized capital stock of Parent consists of 5,000,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. At the close of business on April 23, 2019, (i) 365,702,775 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued and outstanding; (iii) no shares of Parent Common Stock were held by Parent in its treasury; (iv) an aggregate of 11,000,000 shares of Parent Common Stock were available for future issuance under the Parent Stock Plans; and (v) under the Parent Stock Plans, there were outstanding options to purchase 421,297 shares of Parent Common Stock and outstanding restricted stock unit awards with respect to 3,782,842 shares of Parent Common Stock. From April 23, 2019 until the date hereof, other than shares of Parent Common Stock issued pursuant to the exercise of any outstanding equity awards of Parent described above, Parent has not issued any shares of its capital stock, granted any options, restricted stock, restricted stock units, stock appreciation rights, warrants or rights or otherwise entered into any other agreements or commitments to issue any shares of its capital stock, granted any other awards in respect of any shares of its capital stock or split, combined, subdivided or reclassified any of its shares of capital stock. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise of any outstanding equity awards of Parent will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)    Except for the outstanding equity awards of Parent described in Section 5.2(a), there are on the date hereof no outstanding (A) securities of Parent convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in Parent, (B) options, calls, preemptive rights, subscriptions, warrants, rights or other agreements or commitments requiring Parent to issue, or other obligations of Parent to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) Parent (or, in each case, the economic equivalent thereof), (C) obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in Parent (the items in clauses (A), (B) and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) or (D) obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of the shares of Parent Common Stock. There are on the date hereof no outstanding obligations of Parent or any of its Subsidiaries to purchase, redeem or otherwise acquire any Parent Securities. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) with respect to Parent or any Subsidiary of Parent issued and outstanding. There are no (i) voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of capital stock of Parent or (ii) outstanding contractual obligations to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries in exchange for ownership of common stock or any other equity interest in Parent or such Subsidiary. All outstanding securities of Parent have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

Section 5.3    Authority for this Agreement. Each of Parent and Acquisition Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement), subject to the adoption of this Agreement by Parent, as the sole stockholder of Acquisition Sub (which adoption shall occur immediately after the execution and delivery of this Agreement). The execution and delivery of this Agreement by Parent and Acquisition Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Acquisition Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement) have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub and no additional corporate proceedings or actions on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforceability may be limited by and subject to the Enforceability Exceptions. The CVR Agreement, when executed and delivered, will be duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent (as defined in the CVR Agreement), will constitute a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by and subject to the Enforceability Exceptions. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforceability may be limited by and subject to the Enforceability Exceptions. As of the date of this Agreement, each of the Board of Directors of Parent and the Board of Directors of Acquisition Sub has declared the advisability of and approved and adopted this Agreement, the Merger and the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement) at meetings duly called and held (or by unanimous written consent).

Section 5.4    Certain Information. Any information provided in writing by Parent, Acquisition Sub or any of their respective directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement when filed with the SEC and when the Form S-4 is declared effective under the Securities Act shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to (i) statements included or incorporated by reference in the Form S-4 or Proxy Statement based on information supplied by or on behalf of the Company or any of its directors, officers, employees, Affiliates, agents or other Representatives, or (ii) any financial projections or forward-looking statements.

Section 5.5    Consents and Approvals; No Violation. The execution and delivery of this Agreement by Parent or Acquisition Sub, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective governing documents of Parent or Acquisition Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any other applicable Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Acquisition Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any of their respective assets are bound, except in the cases of clauses (b) through (d), such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 5.6    Reports; Financial Statements.

(a)    Since September 19, 2018, Parent has timely filed or furnished all reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by it with the SEC (the “Parent SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report. None of the Parent SEC Reports filed or furnished by Parent with the SEC since September 19, 2018, including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Reports. As of the date of this Agreement, Parent has not received any written or, to the knowledge of Parent, oral notice from the SEC that any of the Parent SEC Reports is the subject of any ongoing investigation. To the knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of Parent. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)    The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of Parent included (or incorporated by reference) in the Parent SEC Reports (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Parent and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(c)    Since September 19, 2018, to the knowledge of Parent, neither Parent nor Parent’s auditor have identified or been made aware of (i) any existing “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Section 5.7    Absence of Certain Changes; Undisclosed Liabilities.

(a)    Since January 1, 2019, (i) no fact, change, event, development or circumstance exists or has occurred, which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of Parent and its Subsidiaries, taken as a whole, and (ii) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the Parent Split-Off and the negotiation, execution, delivery and performance of this Agreement.

(b)    Except (i) as reflected or otherwise reserved against in Parent’s consolidated balance sheet included in its Annual Report on Form 10-K for the year ended December 31, 2018, and any subsequent Quarterly Report on Form 10-Q, (ii) for Liabilities incurred since January 1, 2019 in the ordinary course of business consistent with past practice, (iii) for Liabilities incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, and (iv) for Liabilities incurred in accordance with the terms of any material Contract of Parent or its Subsidiaries (other than Liabilities due to breaches thereunder), neither Parent nor any of its Subsidiaries has incurred any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of Parent and its Subsidiaries, taken as a whole.

Section 5.8    Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries or any of its assets or properties, at law or in equity, that would, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which would, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 5.9    Valid Issuance. The Parent Common Stock to be issued to the Company Stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company Stockholder) will be free of restrictions on transfer.

Section 5.10    Interested Stockholder. Neither Parent nor any of its Subsidiaries nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent nor Acquisition Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock or other securities of the Company or any options, warrants or other rights to acquire shares of capital stock or other securities of, the Company.

Section 5.11    Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Acquisition Sub.

Section 5.12    Absence of Certain Arrangements.

(a)    There are no Contracts or understandings between Parent or Acquisition Sub or any of their respective Affiliates or, to the knowledge of Parent, any of their respective Representatives, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger and other transactions contemplated by this Agreement.

(b)    None of Parent, Acquisition Sub, nor any of their respective Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (i) any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any Company Stockholder agrees to vote, to tender, to vote against, or not to tender his, her or its shares of capital stock of the Company in, any Acquisition Proposal or (iii) any Person has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.13    Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Acquisition Sub is owned directly or indirectly by Parent.

Section 5.14    Taxes. To the knowledge of Parent, neither Parent, Acquisition Sub nor any of their respective Affiliates has taken or agreed to take any action, nor is there any fact or circumstance, that could, either alone or in combination, prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15    Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) neither the Company nor any of its

Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such Party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI.

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1    Conduct of Business of the Company. Except as described in Section 6.1 of the Company Disclosure Letter, as expressly provided for or required by this Agreement or as Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company: (i) will conduct and will cause each of its Subsidiaries to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact their business organization, assets and technology, keep available the services of their officers and employees, maintain in effect all of their material Permits and preserve the present relationships and goodwill with those Persons having business relationships with the Company or any of its Subsidiaries and (ii) without limiting the generality of the foregoing, will not and will not permit any of its Subsidiaries to:

(a)    issue, sell, grant options or rights to purchase, pledge, deliver, transfer, dispose of or encumber any shares of or securities convertible into or exchangeable for, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, deliver, transfer, or disposition or encumbrance of any shares of or securities convertible into or exchangeable for Company Securities or Subsidiary Securities, other than the shares of Company Common Stock issuable upon exercise of the Company Options or vesting of Company Restricted Stock Awards, in each case, outstanding on the date hereof in accordance with their terms;

(b)    acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, except to the extent provided in the terms of any Company Stock Plan with respect to Company Options or Company Restricted Stock Awards outstanding on the date hereof;

(c)    split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d)    (i) make any acquisition or disposition, or make any offer or agreement to acquire or dispose by means of a merger, consolidation, recapitalization, purchase, sale or otherwise, in one transaction or any series of related transactions, of any business, material assets or securities of any Person or any sale, lease, encumbrance or other disposition of material assets or securities of the Company or any of its Subsidiaries, except for, in each case, (A) as required pursuant to Contracts existing as of the date hereof, and in accordance with their terms, or (B) in the ordinary course of business and consistent with past practice, (ii) adopt, publically propose or enter into a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or file or consent to the filing of a petition in bankruptcy under any provisions of applicable Law, (iii) amend or terminate any Material Contract in any material respect or grant any release, waiver or relinquishment of any material rights under any Material Contract, except for in the ordinary course of business and consistent with past practice (subject to prior good-faith consultation with Parent), or (iv) enter into any Contract which if entered into prior to the date hereof would be a Material Contract, except for in the ordinary course of business and consistent with past practice (subject to prior good-faith consultation with Parent);

(e)    incur, assume, guarantee or otherwise become liable or responsible for any Indebtedness for borrowed money;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except any direct or indirect wholly owned Subsidiaries of the Company or in connection with the Company’s products and other activities in the ordinary course of business consistent with past practice;

(g)    (i) make any loans, advances or capital contributions to, or investments in, any other Person (other than direct or indirect wholly owned Subsidiaries of the Company or in connection with the Company’s products and other activities in the ordinary course of business consistent with past practice) or (ii) cancel, release or assign any material Indebtedness of any Person owed to the Company or any of its Subsidiaries;

(h)    change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(i)    change any annual Tax accounting period, make or change any material Tax election, amend any material Tax Return, enter into any settlement or compromise of any material Tax liability or enter into any material closing agreement, in each ease, other than as required by applicable Law;

(j)    adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

(k)    except as required by applicable Law, the terms of this Agreement or an existing Plan or Contract, (i) grant any severance or termination pay which will become due and payable on or after the Effective Time, (ii) other than in the ordinary course of business, grant any material increases in compensation or benefits payable to its employees whose compensation exceeds $175,000 per annum, officers or directors, or promote any non-officer employee to an officer position, (iii) grant any material increases in compensation or benefits payable to its employees whose compensation is equal to or less than $175,000 per annum, other than in the ordinary course of business consistent with past practice, (iv) enter into any collective bargaining agreement, neutrality agreement, works council agreement, or similar labor agreement, (v) terminate the employment of any current employee who is a sales representative, other than for cause or in the ordinary course of business consistent with past practice, or (vi) other than in the ordinary course of business, adopt, enter into, materially amend or terminate any material Plan;

(l)    incur any capital expenditure or any obligations, Liabilities or Indebtedness in respect thereof, except for (i) those contemplated by the budget for the relevant fiscal year, which budget has been provided or made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $400,000;

(m)    settle (i) any Legal Proceeding that is disclosed in the Company SEC Reports filed prior to the date hereof or (ii) any other Legal Proceeding, other than a settlement (A) solely for monetary damages not to exceed $400,000 individually or $1,000,000 in the aggregate, in each case, net of insurance proceeds; (B) that do not impose any material restriction on the business of the Company or any of its Subsidiaries, (C) that provide for a complete release of the Company and its Subsidiaries for all claims and (D) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries;

(n)    grant any Liens on any material properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

(o)    sell, transfer, dissolve or otherwise dispose of any material Subsidiary except (i) as required pursuant to Contracts existing as of the date hereof and in accordance with their terms or (ii) in the ordinary course of business consistent with past practice;

(p)    waive, release or assign any material rights or material claims or make any material payment, directly or indirectly, of any liability of the Company or any of its Subsidiaries before the same comes due in accordance with its terms, other than (i) pursuant to Contracts existing as of the date hereof and in accordance with their terms or (ii) in the ordinary course of business consistent with past practice;

(q)    sell, transfer or license or sublicense any material rights in any material Company Intellectual Property Rights or, with respect to any Company Registered Intellectual Property Rights or any other Registered Intellectual Property Rights included in material Company Intellectual Property Rights that the Company prosecutes or maintains or has the authority to prosecute or maintain, allow or otherwise permit any such material Registered Intellectual Property Rights to become abandoned or otherwise fail to maintain any such Registered Intellectual Property Rights other than, in each case, (i) as required pursuant to Contracts existing as of the date hereof and in accordance with their terms, or (ii) in the ordinary course of business consistent with past practice;

(r)    (i) acquire any fee interest in real property or (ii) enter into a new lease, sublease, or other occupancy arrangement for any real property or amend, modify, terminate, supplement, or otherwise modify any Real Property Lease in any material respect;

(s)    change in any material respect the policies or practices regarding accounts receivable or accounts payable or cash management or fail to manage working capital in accordance with past practices, except as required by GAAP or applicable Law;

(t)    create any Subsidiary of the Company or any of its Subsidiaries;

(u)    enter into any new line of business, or form or commence the operations of any joint venture;

(v)    amend in a manner that adversely impacts in any material respect the ability to conduct its business, or terminate or allow to lapse any material Permits of the Company or its Subsidiaries;

(w)    other than in the ordinary course of business consistent with past practice, cause a material reduction in the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies without use commercially reasonable efforts to replace such policy with substantially comparable coverage;

(x)    fail to maintain or to comply in all material respects with its obligations under or in respect of any material Animal Drug Applications or material regulatory approvals that have been filed with any Regulatory Authorizations by the Company or any of its Subsidiaries;

(y)    incur expenditures during any calendar quarter in excess of 115%, in the aggregate, of the applicable quarterly budget of the Company which budget has been provided or made available to Parent prior to the date of this Agreement, or

(z)    offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time.

Section 6.2    Conduct of Business of Parent and Acquisition Sub.

Except as expressly provided for or required by this Agreement or as the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent: (i) will conduct and will cause its Subsidiaries to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and Parent will use and will cause its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, assets and technology, keep available the services of their officers and employees, maintain in effect all of their material Permits and preserve the present relationships and goodwill with those Persons having business relationships with Parent or its Subsidiaries and (ii) without limiting the generality of the foregoing, will not and will not permit its Subsidiaries to:

(a)    adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents) that would adversely affect the Company or a Company Stockholder relative to a holder of Parent Common Stock;

(b)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to Parent Common Stock (whether in cash, assets, stock or other securities of Parent or any of its Subsidiaries), except (A) dividends and distributions paid or made in the ordinary course of business by any of Parent’s Subsidiaries and (B) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 3.1(b) and for which the proper adjustment is made;

(c)    split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock in a manner that would disproportionately affect a Company Stockholder relative to a holder of Parent Common Stock, except for (i) any such transaction involving only wholly owned Subsidiaries of Parent, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 3.1(b) and for which the proper adjustment is made;

(d)    adopt a plan of complete or partial liquidation or dissolution with respect to Parent; or

(e)    offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the business or operations of Parent, Acquisition Sub or any of their respective subsidiaries at any time prior to the Effective Time.

Section 6.3    No Solicitation; Adverse Recommendation Change.

(a)    The Company agrees that, except as expressly permitted by this Section 6.3, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall direct and use its reasonable best efforts to cause its Representatives and its Subsidiaries’ Representatives not to, directly or indirectly (other than with respect to Parent, Acquisition Sub, or their respective Affiliates and Representatives): (i) initiate, solicit or knowingly facilitate or encourage, including by way of furnishing non-public information, any inquiries or the making of any proposal or offer (including any proposal or offer to Company Stockholders) that constitutes or that could reasonably be expected to lead to an Acquisition Proposal from any Person (other than Parent, Acquisition Sub and their respective Affiliates and Representatives); (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person (other than Parent, Acquisition Sub and their respective Affiliates and Representatives) relating to, any Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, except solely to notify such Person of the existence of this Section 6.3; (iii) agree to, approve, endorse, support, recommend or consummate any Acquisition Proposal or enter into any letter of intent, contract or other agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 6.3) or commitment contemplating or otherwise relating to any Acquisition Proposal from any Person (other than Parent, Acquisition Sub and their respective Affiliates and Representatives); or (iv) resolve or agree to do any of the foregoing. From and after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors and other Representatives to, (A) cease and terminate immediately any discussions or negotiations, if any, with any Person (other than Parent and Acquisition Sub and their respective Affiliates and Representatives) conducted prior to the execution of this Agreement with respect to any Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (B) terminate access by any Person (other than the Company, Parent and Acquisition Sub and their respective Affiliates and Representatives) to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with any Acquisition Proposal, and (C) the Company shall promptly following the date hereof request each Person (other than Parent) that has theretofore executed a confidentiality agreement in connection with such Person’s consideration of making an Acquisition Proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, if at any time following the date of this Agreement and prior to the time that the Required Stockholder Approval is obtained, (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of this Section 6.3, and (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may (x) enter into an Acceptable Confidentiality Agreement with the Person making such Acquisition Proposal, (y) furnish information or data with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, provided that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person (or Parent shall be given access to such information) and (z) participate in discussions, inquiries or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall notify Parent in writing of any such determination promptly after the Company Board makes such determination (and in any event within one (1) Business Day after making such determination). Notwithstanding anything to the contrary set forth in Section 6.3 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event, contact any third party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) inform such third party that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal, of the provisions of this Section 6.3.

(c)    Except as expressly permitted by Section 6.3(d), neither the Company Board nor any committee thereof shall:

(i)    (A) withdraw (or modify or qualify in any manner adverse to the transactions contemplated by this Agreement, Parent or Acquisition Sub) the Board Recommendation, (B) recommend or otherwise declare advisable the approval by the Company Stockholders of any Acquisition Proposal, (C) fail to include the Board Recommendation in the Proxy Statement, (D) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after commencement of such offer, or (E) resolve or agree to take any such actions set forth in this Section 6.3(c)(i) (each such action, an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”) in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time that the Required Stockholder Approval is obtained, the Company Board shall be permitted, subject to compliance with this Section 6.3(d), (x) to terminate this Agreement pursuant to Section 9.1(g) to concurrently enter into a definitive Alternative Acquisition Agreement and/or (y) to effect any Adverse Recommendation Change, if, in either case, the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company may not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(g) unless:

(i)    the Company notifies Parent in writing at least four (4) Business Days before taking that action of its intention to do so, and, as applicable, which notice specifies the reasons therefor, including the material terms and conditions of such Superior Proposal, the identity of such Person making such Superior Proposal and a copy of the relevant proposed transaction agreements with such Person, or in the case of any Adverse Recommendation Change that is not related to a Superior Proposal, a reasonably detailed summary of the basis of such action (it being understood and agreed that any amendment to the material financial terms or any other material term of such Acquisition Proposal constituting a Superior Proposal (including any revision in the amount, form or mix of consideration the Company Stockholders would receive as a result of such potential Superior Proposal) or any material change to the facts and circumstances relating to the Adverse Recommendation Change shall require a new written notice by the Company and an additional two (2) Business Day period); and

(ii)    if Parent makes a proposal during such four (4) Business Day period (or two (2) Business Day period, if applicable, in accordance with clause (i) above) to adjust the terms and conditions of this Agreement (which shall be in writing in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal or that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law. During the four (4) Business Day period (or two (2) Business Day period, if applicable, in accordance with clause (i) above) prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 9.3(b), if applicable).

(e)    From and after the date hereof, the Company, as promptly as reasonably practicable and in any event within one (1) Business Day of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of such Person making such Acquisition Proposal, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a reasonably timely basis of the status and details (including, within one (1) Business Day after the occurrence of any amendment) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written documentation. Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company Stockholders), (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any other communication to the Company Stockholders if (in the case of this clause (iii)) the Company Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means, other than the Merger or any other proposal or offer from Parent, Acquisition Sub or any of their respective Affiliates, any proposal, offer or inquiry from a Person relating to (A) any acquisition or purchase, in a single transaction or series of related transactions, of (1) twenty percent (20%) or more of the assets or business of the Company and its Subsidiaries, taken as a whole, or (2) Company Securities representing twenty percent (20%) or more of the Company Common Stock; or (B) any tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of twenty percent (20%) or more of the Company Common Stock; or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Person or its stockholders, if consummated, would acquire twenty percent (20%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

(ii)    “Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including certainty of closing), the Person making the proposal, and such other factors as the Company Board considers to be appropriate, would, if consummated, result in a transaction that is more favorable to Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 50%.”

(iii)    “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons.

ARTICLE VII.

ADDITIONAL COVENANTS

Section 7.1    Preparation of Form S-4; Board Recommendation.

(a)    As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC the Form S-4, which will include the Proxy Statement, in connection with the registration under the Securities Act of the issuance of the shares of Parent Common Stock to be issued in connection with the Merger. Each of Parent and the Company shall use reasonable best efforts to:

(i)    ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act;

(ii)    promptly furnish in writing to the other Party all information concerning the Company, Parent and their respective Subsidiaries that is required by applicable Law to be included in the Form S-4 and Proxy Statement so as to enable the Company and Parent to comply with their respective obligations under this Section 7.1;

(iii) respond as promptly as practicable to any comments of the staff of the SEC (the “Staff”) with respect to the Form S-4;

(iv)    have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger and the transactions contemplated by this Agreement; and

(v)    promptly amend or supplement any information provided by it for use in the Form S-4 or Proxy Statement, as applicable, if and to the extent that it shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and cause the Form S-4 or Proxy Statement, as applicable, to be filed with the SEC and to be disseminated to the Company’s Stockholders, in each case as and to the extent required by applicable Law.

Unless the Company Board shall have effected an Adverse Recommendation Change pursuant to Section 6.3, (i) the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (ii) the Proxy Statement shall include the Board Recommendation. The Proxy Statement shall also include (i) an estimate of the amount of fees and other consideration that the Company Financial Advisor will receive upon consummation of or as a result of the Merger, and the conditions therefor and (ii) a copy of the opinion of the Company Financial Advisor referenced in Section 4.22 and a customary summary of the information that formed the basis for the rendering such opinion.

(b)    Except to the extent related to an Acquisition Proposal or an Adverse Recommendation Change, each of Parent and the Company and their respective counsel shall be given a reasonable opportunity to review and comment on the Form S-4 and Proxy Statement, as the case may be, each time before any such document is filed with the SEC or mailed to the Company Stockholders (it being understood that each of Parent and the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable), and each Party shall give reasonable and good faith consideration to any comments made by the other Party and its counsel. Each of Parent and the Company shall notify each other promptly of the receipt of any comments from the Staff and of any request by the Staff for amendments or supplements to the Form S-4 or Proxy Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the Staff, on the other hand, with respect to the Proxy Statement, the Form S-4, the Merger, this Agreement or the transactions contemplated hereby, and (ii) all orders of the SEC relating to the Form S-4.

Section 7.2    Stockholder Meeting. The Company shall, as soon as reasonably practicable following the date on which the Form S-4 has been declared effective by the SEC, establish a record date for, duly call and give notice of and convene and hold a meeting of the Company Stockholders for the purpose of seeking the Required Stockholder Approval (the “Company Stockholders Meeting”); provided, however, that the Company may postpone or adjourn the Company Stockholders Meeting (a) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (b) if a quorum has not been established; (c) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting; (d) to allow reasonable additional time to solicit additional proxies, if and to the extent the Required Stockholder Approval would not otherwise be obtained; or (e) if required by applicable Law; provided, however, that in the case of clauses (b), (c), or (d), the Company Stockholders Meeting shall not be postponed or adjourned for more than twenty (20) Business Days from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.3    Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 6.3, each of Parent, Acquisition Sub and the Company shall each use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using and by causing its Affiliates and Subsidiaries to use reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby, each in form and substance reasonably satisfactory to Parent. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such Party to fully perform its obligations under the Agreement. Notwithstanding anything to the contrary herein, neither Parent nor the Company shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any Liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any Person (including any Governmental Authority) under any Contract without the prior written consent of the other Party.

Section 7.4    Antitrust Filings.

(a)    Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the date of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply as promptly as reasonably practicable to the FTC or the DOJ any additional information that reasonably may be required or requested by the FTC or the DOJ and (iv) use their respective reasonable best efforts to take any and all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to obtain prompt approval of the consummation of the Merger under any Antitrust Laws; provided, however, that for avoidance of doubt, to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent in each instance: (1) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, or assets of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates), (2) amend any venture or other arrangement of Parent or its Affiliates (including the Surviving Corporation and its Affiliates), or (3) otherwise take or commit to take actions after the Closing with respect to any of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates) if, in each case, any such action listed in Sections 7.4(a)(iv)(1)-(3) would, individually or in the aggregate, reasonably be expected to have (A) a material adverse effect on the business, assets or financial condition of Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates) or (B) a Company Material Adverse Effect on the Company; provided further, however, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent in each instance, contest and resist any Legal Proceeding or seek to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Further, and for the avoidance of doubt, neither Company nor Parent will extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party.

(b)    Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to the Merger, (ii) give outside counsel for each other an opportunity to attend and participate in each of such meetings and conference calls, (iii) keep the other Party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or outside counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts with respect to the foregoing actions. Any such disclosures, rights to participate or cooperate or provisions of information by one Party to the other may be made on an outside counsel-only basis to the extent required under applicable Law or as determined by the Parties’ outside counsel, and provided further that any written materials may be, as applicable, redacted to remove references concerning the valuation of the Company or to comply with contractual requirements, or withheld to address reasonable privilege concerns.

(c)    Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.4(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.4(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the Parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

Section 7.5    Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the applicable rules or regulations of NASDAQ or the NYSE, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party or Parties a reasonable opportunity to comment on such release or announcement in advance of such issuance, considering in good faith all comments timely received from the other Party or Parties (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made (a) by the Company with respect to an Adverse Recommendation Change effected in accordance with Section 6.3(d) or as described in Section 6.3(e) and (b) by Parent with respect to the issuance by the Company of any press release or other public statement of the type referred to in clause (a) of this Section 7.5.

Section 7.6    Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, the Company and Company Board shall grant such approval and take such action as necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.7    Access. At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent, Acquisition Sub, their officers, their employees and their financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, contracts, analyses, tax returns, data, regulatory materials, reports, projections, plans, systems, senior management, commitments, offices and other facilities, properties and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent legal counsel for the Company reasonably determines that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any Person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is a party, or (c) access to such documents or information that may be subject to any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (a) through (c) above, as applicable, and thereafter use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.7. Nothing in this Section 7.7 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. No investigation pursuant to this Section 7.7 will affect any of the representations or warranties of the Parties contained in this Agreement or prejudice the rights and remedies of Parent or Acquisition Sub hereunder solely as a result of such investigation.

Section 7.8    Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9    Directors’ and Officers’ Indemnification and Insurance.

(a)    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporate or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement, in each case to the fullest extent permitted under applicable Law. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries as of the Effective Time to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or as provided below.

(b)    Without limiting the generality of the provisions of Section 7.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. If, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification or advancement of expenses under this Section 7.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.9(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing term and conditions which are no less advantageous) (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.9(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the annual amount paid by the Company for coverage during its current coverage period (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with, in Parent’s and the Surviving Corporation’s good faith judgement, the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance; provided, however, that the annual premiums paid for such prepaid policies does not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.9(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)    In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.9.

(e)    The provisions of this Section 7.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Persons, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and Surviving Corporation under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Persons shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 7.9).

Section 7.10    Employee Matters.

(a)    Parent shall or shall cause the Surviving Corporation to assume, honor, and/or provide all of the Company’s severance and change in control obligations as of the Effective Time in accordance with their terms.

(b)    For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee who is employed by the Surviving Corporation during such period a base salary or wage rate, as applicable, an annual cash bonus opportunity, and other compensation and benefits (excluding defined benefit pension plan benefits, equity-based compensation, and severance benefits) that are, taken as a whole, at least as favorable in the aggregate to the base salary or wage rate, as applicable, annual cash bonus opportunity, and other compensation and benefits (to the extent made available to or known by Parent) provided to such Continuing Employee immediately prior to the Effective Time. For the avoidance of doubt, a Continuing Employee’s employment shall be at will, and the Surviving Corporation may terminate the employment of a Continuing Employee for any reason at any time (subject to the terms of any applicable employment agreement). In the event that a Continuing Employee’s employment is terminated, all obligations with respect to such employee under this Section 7.10(b) shall cease.

(c)    From and after the Closing, Parent shall provide, or shall cause the Surviving Corporation or any of their Subsidiaries to provide, each Continuing Employee with full credit for all service with the Company and its Subsidiaries prior to the Effective Time for all purposes, including eligibility to participate, vesting and entitlement to benefits where length of service is relevant, under any employee benefit plans, arrangements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, severance or separation pay plans, but excluding benefit accrual under any defined benefit pension plan) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries to the same extent recognized by the Company or any of its Subsidiaries under the Plans; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation and its Subsidiaries to) ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent, the Surviving Corporation and their Subsidiaries in which the Continuing Employees participate to the extent coverage under any such plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time, (ii) for purposes of each plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such plan will be waived for such Continuing Employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year ending on the date such employee’s participation in the corresponding new plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan, and (iii) the accounts of such Continuing Employees under any new plan of Parent, the Surviving Corporation or their Subsidiaries that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Plan.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require the Company, Parent or the Surviving Corporation to continue any Plan or prevent the amendment, modification or termination thereof. The provisions of this Section 7.10 are solely for the benefit of the Parties, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.10 shall create such rights in any such persons.

Section 7.11    Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Acquisition Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

Section 7.12    Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) (a) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and (b) by any other third party with potential value in excess of $400,000, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation.

Section 7.13    Transaction Expenses. At or prior to the Closing, the Company shall use commercially reasonable efforts to pay and fully discharge all Transaction Expenses to the Persons entitled thereto.

Section 7.14    CVR Agreement. At or prior to the Effective Time, Parent shall duly authorize, execute and deliver and shall ensure that a rights agent mutually agreeable to Parent and the Company duly authorizes, executes and delivers, the CVR Agreement (if applicable, as amended in accordance with the immediately subsequent sentence). The Company shall take all actions reasonably necessary to cause the Holders’ Representative to authorize, execute and deliver the CVR Agreement at or prior to the Effective Time; provided, however, that if the Company does not select a Holders’ Representative prior to the Effective Time, then the Parties shall amend the CVR Agreement such that (i) the Holders’ Representative shall cease to be a signatory to the CVR Agreement, and (ii) the Acting Holders (as such term is defined in the CVR Agreement) shall be afforded the same rights and power as the Holders’ Representative as set forth therein. Parent and the Company hereby agree that if any Milestone (as defined in the CVR Agreement) has occurred prior to the Effective Time, the Parties shall amend the CVR Agreement such that such Milestone will be deemed to have occurred effective immediately following the Effective Time (with such amounts pursuant to such Milestone to become payable thereafter consistent with the terms of the CVR Agreement, as so amended).

Section 7.15    NYSE Listing. Prior to the Closing Date, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 7.16    NASDAQ Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.17    Director Resignations. The Company shall use its reasonable best efforts to deliver to Parent, at or prior to the Effective Time, resignations of each of the directors of the Company and its Subsidiaries, in a form reasonably satisfactory to Parent, effective upon the Effective Time.

Section 7.18    Tax Matters.

(a)    For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Acquisition Sub and the Company are parties under Section 368(b) of the Code. The Parties shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a Final Determination.

(b)    The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c)    Each of the Parties shall use its reasonable best efforts to obtain (1) the Parent Registration Statement Tax Opinion, (2) the Company Registration Statement Tax Opinion, (3) the Parent Closing Tax Opinion and (4) the Company Closing Tax Opinion, including using reasonable best efforts to deliver to Latham & Watkins and Bryan Cave (i) the Company Registration Statement Tax Certificates and the Parent Registration Statement Tax Certificates prior to the filing of the Form S-4, and (ii) the Company Closing Tax Certificate and the Parent Closing Tax Certificate, in each case dated and executed as of the dates of such Tax opinions. Each of the Parties shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made to counsel in the tax representation letters described in this Section 7.18(c).

Section 7.19    Alternative Structure. If following the date of this Agreement all of the conditions set forth in Article VIII have been satisfied or waived (except that the Company Base Structure Closing Tax Certificate and the Parent Base Structure Closing Tax Certificate cannot be delivered and the conditions set forth in Sections 8.2(e) and 8.3(d) have not been waived), but the Closing could occur if the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate are executed and delivered if the Parties consummate the Second Merger (as hereinafter defined), Parent shall, immediately following the Merger, cause the Surviving Corporation to merge into and with a limited liability company that is wholly-owned by Parent and is disregarded as an entity for federal tax purposes (the “New Surviving Entity”), in accordance with the DGCL (such merger, the “Second Merger”); provided, however, that (i) the New Surviving Entity shall become a Party to, and shall become bound by, the terms of this Agreement, (ii) the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate shall be executed and delivered, and (iii) any action taken pursuant to this Section 7.19 shall not (unless consented to in writing by Parent and the Company prior to the Closing) (x) alter or change the kind or amount of the Merger Consideration as provided for in this Agreement or (y) otherwise cause any of the conditions to Closing set forth in Article VIII to not be capable of being satisfied. If the Second Merger occurs, references to the “Merger” in this Agreement shall be deemed to reference the Merger and Second Merger, taken together as one integrated transaction.

Section 7.20    Non-USRPHC Certificate and Notice. The Company shall furnish to Parent on or before the Closing Date (i) a certification dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Parent, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code (“Non-USRPHC Certificate”) and (ii) proof reasonably satisfactory to Parent that the Company has provided notice of such certificate to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (“Proof of Notice”).

Section 7.21    Regulatory Matters. To the extent permitted by applicable Law, the Company shall provide Parent and its Representatives with true and complete copies of (a) all clinical and preclinical data relating to each compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, and (b) all written correspondence between the Company or any Subsidiary of the Company, on the one hand, and the applicable Governmental Authority, on the other hand, relating to any compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, in the case of each of clauses (a) and (b) above, that comes into the possession or control of the Company or any Subsidiary of the Company between the date of this Agreement and the Effective Time promptly after the Company or Subsidiary of the Company obtains possession or control thereof.

ARTICLE VIII.

CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of Each Party. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a)    Required Stockholder Approval. The Required Stockholder Approval shall have been obtained.

(b)    Antitrust Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)    No Legal Prohibition. No Law or Order of any Governmental Authority of competent jurisdiction shall be in effect as of immediately prior to the Effective Time that restrains, prohibits or otherwise makes illegal the consummation of the Merger (collectively, a “Restraint”).

(d)    Form S-4. The Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.

Section 8.2    Conditions to the Obligations of Parent and Acquisition Sub. The respective obligations of Parent and Acquisition Sub to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and Acquisition Sub if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.2(a), Section 4.2(c), Section 4.4, Section 4.5, Section 4.10 and Section 4.23 (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred that is continuing as of immediately prior to the Effective Time.

(d)    Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(e)    Parent Closing Tax Opinion. Parent shall have received (i) the Parent Closing Tax Opinion and (ii) a copy of the Company Closing Tax Opinion.

Section 8.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver by the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of each of Parent and Acquisition Sub contained in this Agreement (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the business, assets or financial condition of Parent and its Subsidiaries, taken as a whole, or (ii) prevent the consummation of the Merger.

(b)    Performance of Obligations. Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Parent to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)    Company Closing Tax Opinion. The Company shall have received (i) the Company Closing Tax Opinion and (ii) a copy of the Parent Closing Tax Opinion.

(e)    NYSE Listing. The shares of Parent Common Stock issuable to the Company Stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.4    Frustration of Closing Conditions. None of the Company, Parent or Acquisition Sub may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to relieve such Party of its respective obligations to consummate the Merger if such failure was principally caused by or the direct result of such Party’s breach, including such Party’s failure to use the standard of efforts required from such Party to consummate the Merger and the transactions contemplated hereby, as required by and subject to Section 7.3.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Effective Time (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other Party or Parties and that any termination by Parent also shall be an effective termination by Acquisition Sub):

(a)    by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, if the Merger has not been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any provision of this Agreement is the principal cause of or directly resulted in the failure of the Merger to be consummated by such time;

(c)    by either Parent or the Company if there exists any Restraint that has become final and non-appealable;

(d)    by either Parent or the Company if the Required Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(e)    by the Company, if (i) either Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would cause either of the conditions set forth in Section 8.3(a) or Section 8.3(b) to fail, and (ii) such breach, violation or inaccuracy described in clause (i) is not cured or is not capable of being cured by the earlier of (A) the Termination Date and (B) thirty (30) days after the Company delivers written notice to Parent of such breach, violation or inaccuracy;

(f)    by Parent, if (i) the Company shall have breached or otherwise violated any of its covenants or agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall be inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would cause either of the conditions set forth in Section 8.2(a) or Section 8.2(b) to fail, and (ii) such breach, violation or inaccuracy described in clause (i) is not cured or is not capable of being cured by the earlier of (1) the Termination Date and (2) thirty (30) days after Parent delivers written notice to the Company of such breach, violation or inaccuracy;

(g)    by the Company, in order to accept a Superior Proposal in accordance with Section 6.3(d); provided, however, that the Company shall have (i) substantially concurrently with such termination entered into a definitive agreement with respect to such Superior Proposal, (ii) otherwise complied in all material respects with the provisions of Section 6.3 and (iii) substantially concurrently with such termination, paid the Termination Fee due pursuant to the terms of Section 9.3; or

(h)    by Parent, if the Company Board or any committee thereof shall have effected or resolved to effect an Adverse Recommendation Change.

Section 9.2    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective upon delivery written notice of termination by the terminating Party to the other Party or Parties, which shall specify the provision or provisions hereof pursuant to which such termination is effected. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties), to the other Party or Parties hereto, as applicable, except (a) for the terms of this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any Party or Parties, as applicable, from any liability or damages hereby resulting from any willful or intentional material breach of this Agreement that occurs prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at Law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 9.2, nothing shall relieve any Party for its fraud that occurs prior to the date of termination, in which case the aggrieved Party shall be entitled to all remedies available at Law or in equity.

Section 9.3    Fees and Expenses.

(a)    General. Except as expressly provided otherwise in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b)    Termination Fee.

(i)    The Company shall pay to Parent the Termination Fee, if this Agreement is terminated:

(A)    (1) by Parent or the Company pursuant to (x) Section 9.1(d) or (y) Section 9.1(b) without the Company Stockholders Meeting having been held (provided a breach by the Company of any provision of this Agreement was the principal cause of or directly resulted in the failure to hold such Company Stockholders Meeting); (2) following the execution and delivery of this Agreement and prior to the Company Stockholders Meeting, a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (3) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any Person

(other than Parent, Acquisition Sub or any of their respective Affiliates) with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (2) above) that is later consummated (for purposes of the foregoing, each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “more than 50%”);

(B)    by the Company pursuant to Section 9.1(g); or

(C)    by Parent pursuant to Section 9.1(h).

(ii)    If the Termination Fee becomes payable pursuant to this Section 9.3(b), the Company shall pay the Termination Fee to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, (A) within two (2) Business Days of the consummation of a qualifying Acquisition Proposal in the event of payment pursuant to Section 9.3(b)(i)(A), (B) substantially concurrently with such termination, in the event of payment pursuant to Section 9.3(b)(i)(B) or (C) within two (2) Business Days of such termination, in the event of payment pursuant to Section 9.3(b)(i)(C). The payment by the Company of the Termination Fee pursuant to this Section 9.3(b) shall be the sole and exclusive remedy of Parent and Acquisition Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to this Section 9.3(b).

(c)    Single Payment Only. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Transfer Taxes. Except as expressly provided in Section 3.2(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transaction contemplated by this Agreement shall be paid by Parent and Acquisition Sub when due.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1    No Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

Section 10.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) immediately upon delivery by hand or (iv) on the date of receipt, if delivered by facsimile or email (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below (or to such other recipient or address as such recipient shall have designated in a written notice to the other Parties):

(a)    if to Parent or Acquisition Sub, to:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention: Michael-Bryant Hicks

Facsimile No.: (317) 276-7412

Email: hicksmb@elanco.com

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention:          Stephanie M. Hosler, Esq.

Facsimile No.:   (314) 552-8797

Email:                smhosler@bclplaw.com

(b)    if to the Company, to:

Aratana Therapeutics, Inc.

11400 Tomahawk Creek Parkway, Suite 340

Leawood, Kansas 66211

Attention: John C. Ayres, Vice President - Corporate Development & Administration and General Counsel

Facsimile No.: (913) 273-0974

Email: jayres@aratana.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention:          Peter Handrinos

                           Scott Shean

                           Daniel Rees

Facsimile No.:   (714) 755-8290

E-mail:               peter.handrinos@lw.com

                           scott.shean@lw.com

                           daniel.rees@lw.com

Section 10.3    Assignment. No Party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

Section 10.4    Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of September 26, 2018 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 10.5    Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties (except the Confidentiality Agreement) with respect to the subject matter hereof.

Section 10.6    Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto or their respective successors and assigns any rights, remedies obligations or liabilities hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.9 (which will be to the benefit of the Persons referred to in such section) and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article III.

Section 10.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties, so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. The Parties further agree to negotiate in good faith in an effort to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.8    Remedies.

(a)    Except as otherwise provided herein (including in Section 9.3), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party (or Parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party (or Parties) under this Agreement.

Section 10.9    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE GOVERNED BY, INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9, in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9.

Section 10.10    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company.

Section 10.11    Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. No single or partial exercise of any such extension or waiver, or any abandonment or discontinuance of steps to enforce such extension or waiver, or any course of conduct, shall preclude any other or further exercise thereof or the exercise of any other extension or waiver. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

Section 10.12    No Presumption Against Drafting Party. Each of Parent, Acquisition Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 10.13    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ELANCO ANIMAL HEALTH INCORPORATED

By:	/s/ Jeffrey N. Simmons

Name:	Jeffrey N. Simmons

Title:	President & Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ELANCO ATHENS INC.

By:	/s/ Darlene Quashie Henry

Name:	Darlene Quashie Henry

Title:	Secretary

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ARATANA THERAPEUTICS, INC.

By:	/s/ Craig Tooman

Name:	Craig Tooman

Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF CVR AGREEMENT

EXHIBIT A

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

AMONG

ELANCO ANIMAL HEALTH INCORPORATED,

[RIGHTS AGENT]

and

[HOLDERS’ REPRESENTATIVE],

solely in its capacity as Holders’ Representative

Dated as of [________], 2019

-i-

TABLE OF CONTENTS

(continued)

-ii-

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2019 (this “Agreement”), is entered into by and among Elanco Animal Health Incorporated, a Indiana corporation (“Parent”), [Rights Agent], a [•], as initial Rights Agent (as defined herein), and [Holders’ Representative], a [•], solely in its capacity as Holders’ Representative (as defined herein).

PREAMBLE

WHEREAS, Parent, Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of April 26, 2019 (the “Merger Agreement”), pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”) and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined herein) CVRs (as defined herein) as hereinafter described;

WHEREAS, pursuant to the Merger Agreement, by approving the Merger Agreement and the transactions contemplated thereby, or by executing and delivering a letter of transmittal, the Holders have appointed the Holders’ Representative as the exclusive agent and attorney-in-fact on behalf of each Holder with respect to this Agreement and any agreement contemplated hereby, and authorized the Holders’ Representative to take any and all actions and make any decisions required or permitted to be taken by such Holders’ Representative pursuant to this Agreement; and

WHEREAS, the parties have done all things necessary to make the CVRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assignee” has the meaning set forth in Section 6.1.

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

“Combination Product” means (a) any animal health product which consists of a Product and other active compound(s) and/or active ingredients; or (b) the Product packaged with any other drug, device (other than Drug Delivery Systems) , or biologic (as each such term is defined by FDA or other relevant Governmental Authority) and sold as a single unit for a single price.

“Company Common Stock” means common stock, $0.001 par value per share, of the Company.

“CVR” means a contingent contractual right of Holders to receive the Milestone Payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall Amount” has the meaning set forth in Section 4.3(b).

“Diligent Efforts” means, with respect to the achievement of the Milestone, carrying out those obligations and tasks in good faith and in a manner that comprises a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by a company, in the exercise of its commercially reasonable discretion, within the pet therapeutics industry of comparable size and resources to the Company, relating to development of, seeking regulatory approval of or commercializing, as applicable, a similar product or product candidate, as applicable, at a similar stage in its development or product life as the applicable Product, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, expected profitability (including development costs, intellectual property defense costs, distribution and logistics and all other costs associated with the applicable Product), labeling, pricing reimbursement, methods of distribution, the competitiveness of alternative products in the marketplace or under development, market exclusivity (including the patent, regulatory and other proprietary position of such Product), the applicable regulatory environment and relevant commercial, financial, technical, legal, scientific and/or medical factors; provided, however, that neither (i) the potential

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payment of the Milestone under this Agreement, nor (ii) the development or commercialization by Parent or its Affiliates of any Competing Product shall be taken into account by Parent in determining the level of efforts to be asserted to achieve a Milestone. For purposes hereof, “Competing Product” means any product that may reasonably be deemed to compete with the Product. For the avoidance of doubt, a failure to achieve the Milestone may still be consistent with Diligent Efforts.

“Drug Delivery System” shall mean a device or tool marketed or sold in connection with a Product that is intended for use to enhance or facilitate the delivery of such Product via a specific route of administration. For clarity, Drug Delivery Systems shall not include any formulation technology comprised in the Product for the targeted delivery of the Product active pharmaceutical ingredient within an animal after the Product has been administered to the animal and/or controlled release of the Product.

“DTC” means The Depository Trust Company or any successor thereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration or any successor agency.

“First Sales Measurement Period” means the period beginning on July 1, 2019 and ending on December 31, 2020.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, or provincial, and whether local or foreign.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Holders’ Representative” means the Holders’ Representative named in the first paragraph of this Agreement, until a successor Holders’ Representative shall have been appointed pursuant to Article 7 of this Agreement, and thereafter “Holders’ Representative” will mean such successor Holders’ Representative (or, as applicable, the successor thereof).

“Imputed Net Sales” means, if the Closing Date is after September 1, 2019, (i) the amount equal to (A) the cumulative Net Sales of the Product in the period from the Closing Date to the end of the First Sales Measurement Period, divided by (B) the number of days in the period from the Closing Date to the end of the First Sales Measurement Period, multiplied by (C) the number of days from September 1, 2019 to the Closing Date, minus (ii) the cumulative Net Sales of the Product in the period from September 1, 2019 to the Closing Date. For the avoidance of doubt, Imputed Net Sales shall be $0 if (i) the Closing Date is on or prior to September 1, 2019 or (ii) the calculation of Imputed Net Sales is negative.

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“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holders’ Representative and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Holders’ Representative.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone” means the first occurrence and only the first occurrence of either (i) the sum of (A) the cumulative Net Sales of the Product during the First Sales Measurement Period, plus (B) the Imputed Net Sales (if any) equaling or exceeding $25,000,000, or (ii) the sum of (A) the cumulative Net Sales of the Product during the Second Sales Measurement Period, plus (B) the Imputed Net Sales (if any) equaling or exceeding $50,000,000.

“Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Milestone Payment” means $0.25 per CVR.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Achievement Certificate (or if, in accordance with Section 4.4, the Independent Accountant prepares a Final Shortfall Report that concludes that the Milestone Payment should have been paid but was not paid when due, as of the close of business on the date of the Final Shortfall Report, as the case may be).

“Milestone Payment Date” means the date that is forty-five (45) days following the last day of the applicable Sales Measurement Period.

“Net Sales” means the gross amount invoiced by the Selling Entities (without double counting) to third parties other than any other Selling Entity (except as provided below), for the Product, less (without double counting):

(1) trade, quantity and cash discounts allowed;

(2) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(3) product returns and allowances;

(4) that portion of the sales value associated with Drug Delivery Systems;

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(5) any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes;

(6) wholesaler inventory management fees;

(7) allowance for distribution expenses (other than distribution expenses incurred by any Selling Entity); and

(8) any other similar and customary deductions which are in accordance with GAAP (collectively, the “Permitted Deductions”).

Such amounts shall be determined from the books and records of such Selling Entity, maintained in accordance with GAAP, consistently applied, and using Parent’s then current standard procedures and methodology, including Parent’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars, consistently applied.

In the case of any sale of the Product between or among any of the Selling Entities for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm’s-length sale thereafter to a third party, less the Permitted Deductions; provided, however that, where the purchasing Selling Entity is an end-user of, and does not further sell, the Product, Net Sales shall be calculated on the value charged or invoiced to such purchasing Selling Entity, less the Permitted Deductions, in each case as determined in accordance with the foregoing paragraph. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer of such Product and the applicable Selling Entity, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted at arm’s length and for cash. Such amount that would have been received shall be determined, wherever possible, by reference to the weighted average selling price of such Product in arm’s length transactions as defined below.

In the event that the Product is sold as part of a Combination Product (a “Combination Sale”), the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

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In the event that the weighted average sale price cannot be determined for the Product and all other product(s) included in the Combination Product, Net Sales shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each calendar year, and such weighted average sale price shall be used for such Product, other product(s), or Combination Product during that applicable calendar year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) of such Product, other product(s), or Combination Product by the units of such Product, other product(s), or Combination Product sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding calendar year for the respective Product, other product(s), or Combination Product. In the initial calendar year that such Product, other product(s), or Combination Product is sold, a good-faith forecasted weighted average sale price determined by Parent will be used for the Product, other product(s), or Combination Product.

“Net Sales Statement” means, with respect to each Sales Measurement Period, the written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail:

(1) a delineation and calculation of the cumulative worldwide Net Sales of the Product during such Sales Measurement Period;

(2) a delineation and calculation of the Imputed Net Sales (if any);

(3) a delineation and calculation of the Permitted Deductions recorded during such Sales Measurement Period;

(4) to the extent that Combination Sales are recorded in the cumulative worldwide Net Sales of the Product during such Sales Measurement Period, the method of determining the Net Sales of the Combination Product attributable to the Product in accordance with the definition of Net Sales; and

(5) to the extent that sales for the Product for such Sales Measurement Period are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

For the avoidance of doubt, the amounts in the Net Sales Statement shall be calculated in accordance with the terms of this Agreement, including the definitions of “Net Sales” and “Permitted Deductions” contained herein.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Parent, in their respective official capacities.

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“Parent Sale Transaction” has the meaning set forth in Section 6.1.

“Permitted Transfer” means a Transfer of one or more CVRs (1) upon death of a Holder by will or intestacy; (2) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (3) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (4) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (5) if the Holder is a partnership, in a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (6) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by DTC; or (7) as provided in Section 2.6.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Product” means any animal health product that contains capromorelin as an active pharmaceutical ingredient or combination of co-administered animal health products that each contain capromorelin as an active pharmaceutical ingredient, in each case alone or in combination with one or more additional active pharmaceutical ingredients and including all formulations and line extensions thereof; for clarity, however, a Product that includes one or more additional active pharmaceutical ingredient will be, if sold, a Product that is sold as part of a Combination Product.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales Measurement Period” means each of the First Sales Measurement Period and the Second Sales Measurement Period.

“Second Sales Measurement Period” means the period beginning on July 1, 2019 and ending on December 31, 2021.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Entity” means (i) prior to the Closing Date, the Company and each of its Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise a licensee or sublicensee with respect to development or commercialization rights as to the Product), and (ii) on and following the Closing Date, Parent, any Assignee and each of their

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respective Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to sell the Product of any of the foregoing (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise an Assignee, licensee or sublicensee with respect to development or commercialization rights as to the Product or transferee, successor or assignee of the rights to sell the Product).

“Shortfall Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, and subject to the terms thereof, the initial Holders shall be the holders of shares of Company Common Stock (other than (i) Cancelled Company Shares and (ii) any Dissenting Company Shares) immediately prior to the Effective Time that are validly converted into the Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

A Holder may not Transfer any CVRs, other than pursuant to a Permitted Transfer or if a Holder is abandoning its CVRs pursuant to Section 2.6. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

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Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of the registration of the CVRs and Permitted Transfers thereof in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder, and the U.S. federal tax identification number of each Holder. The CVR Register will initially show one position for Cede & Co. representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, (i) determine if (A) the Transfer instrument is in proper form, (B) the Transfer is a Permitted Transfer and (C) the Transfer otherwise complies on its face with the other terms and conditions of this Agreement, and, if so (ii) register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No Transfer of CVRs shall be valid until registered in the CVR Register in accordance with this Agreement and any Transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the Milestone occurs prior to the expiration of a Sales Measurement Period, then, on or prior to the Milestone Payment Date, Parent, will (i) deliver to the Rights Agent and the Holders’ Representative, an Officer’s Certificate certifying the date of the occurrence of the Milestone and that the Holders are entitled to receive the Milestone Payment (the “Milestone Achievement Certificate”), (ii) deliver any letter of instruction reasonably required by the Rights Agent and (iii) deposit with the Rights Agent, in trust for the benefit of the Holders, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. As promptly as practicable after the Rights Agent’s receipt of the Milestone Achievement Certificate, any letter of instruction reasonably required by the Rights Agent and the aggregate amount necessary to pay the Milestone Payment Amount to each Holder (and in

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any event, within ten (10) Business Days after receipt), the Rights Agent shall (A) deliver, or cause to be delivered, by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Achievement Certificate, a copy of the Milestone Achievement Certificate and (B) pay or cause to be paid, by check delivered by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Achievement Certificate, the Milestone Payment Amount payable to such Holder, less any applicable withholding pursuant to Section 2.4(d).

(b) If the Milestone has not occurred prior to the expiration of a Sales Measurement Period then, on or before the date that is forty-five (45) days after the end of such Sales Measurement Period, Parent will deliver to the Rights Agent and the Holders’ Representative (i) an Officer’s Certificate certifying that the applicable Milestone has not occurred in the immediately preceding Sales Measurement Period and that Parent has complied in all material respects with its obligations under this Agreement (the “Milestone Non-Achievement Certificate”), and (ii) the Net Sales Statement for such Sales Measurement Period. The Rights Agent will promptly (and in any event, within ten (10) Business Days after receipt) deliver, or cause to be delivered, by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Non-Achievement Certificate, a copy of such Milestone Non-Achievement Certificate and the Net Sales Statement for such Sales Measurement Period. The Rights Agent will deliver to Parent a certificate certifying the date of delivery of such certificate to the Holders.

(c) Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the parties hereto agree to treat any Milestone Payment Amount as additional consideration for the shares of Company Common Stock for all U.S. federal and applicable state and local income Tax purposes. The parties hereto will not take any position to the contrary on any Tax Return except as required by applicable Law.

(d) Parent and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made and, in no event shall either Parent or the Rights Agent be obligated to pay additional amounts in respect of any such deduction or withholding. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided, however, that the time period for payment of a Milestone Payment Amount by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days,

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unless specifically requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent in its sole discretion. Except as provided in this Section 2.4(f), none of Parent or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Milestone Payment Amount or other amount payable to such Holder in respect of the CVRs.

(e) Any portion of any Milestone Payment Amount that remains undistributed to the Holders twelve (12) months after the applicable Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), and any Holder will thereafter look only to Parent for payment, without interest, of such Milestone Payment Amount (subject to abandoned property, escheat or other similar Laws).

(f) If any Milestone Payment Amount (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority), such Milestone Payment Amount (or portion thereof) will, to the extent permitted by applicable Law, become the property of Parent and will be transferred to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent, any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation).

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this

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Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder or the Holders’ Representative with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by or on behalf of Parent.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

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(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct or breach of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all Taxes imposed on the Rights Agent (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) Subject to applicable Law, (i) the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person.

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(k) Parent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(l) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Parent only.

(m) The obligations of Parent under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to Parent and the Holders’ Representative. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least forty-five (45) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) Parent with the written consent of the Holders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least forty-five (45) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Parent will promptly appoint, with the written consent of the Holders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or the Holders’ Representative may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) Parent will give notice to the Holders and the Holders’ Representative of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 8.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

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(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holders’ Representative, Parent will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, however, that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Holders’ Representative), in such form as Parent receives from the Exchange Agent, the name, address and U.S. federal tax identification number (to the extent available) of each Holder within fifteen (15) Business Days following the Closing Date.

Section 4.2 Payment of Milestone Payment Amount.

If the Milestone has occurred in accordance with this Agreement, Parent will deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder.

Section 4.3 Audits.

(a) Upon the reasonable written request of the Holders’ Representative delivered to Parent within thirty (30) days of the date on which the Holders are delivered a Milestone Non-Achievement Certificate for a Sales Measurement Period and the Net Sales Statement for such Sales Measurement Period pursuant to Section 2.4(b) of this Agreement (the “Review Request Period”), Parent shall provide, and shall cause its Affiliates to provide, the Independent Accountant with access upon reasonable notice and during normal business hours to such records of Parent or its Affiliates the Independent Accountant may reasonably require to verify the accuracy of the statements set forth in the Net Sales Statement accompanying such

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Milestone Non-Achievement Certificate and the figures underlying the calculations set forth therein, including any work papers and other documents and information related to such Net Sales Statement as the Independent Accountant may request and as are available to Parent or its Affiliates. The fees charged by the Independent Accountant shall be paid by Parent. The Independent Accountant shall disclose to the Holders’ Representative any matters directly related to their findings and shall disclose whether it has determined that any statements set forth in such Net Sales Statements are incorrect. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Holders’ Representative.

(b) No later than thirty (30) days following initial access to such records of Parent as described in Section 4.3(a), the Independent Accountant shall deliver a written report to Parent and the Holders’ Representative of its preliminary findings regarding whether it has determined that any statements set forth in the applicable Net Sales Statement are incorrect and whether the Milestone occurred during the applicable Sales Measurement Period, including any information directly related to their findings (the “Preliminary Shortfall Report”). Parent and the Holders’ Representative shall have forty-five (45) days following receipt of the Preliminary Shortfall Report from the Independent Accountant (the “Preliminary Shortfall Report Review Period”) to review and comment upon the Preliminary Shortfall Report. The Independent Accountant shall take into consideration in good faith any comments received from Parent or the Holders’ Representative during the Preliminary Shortfall Report Review Period. No later than ten (10) Business Days after the expiration of the Preliminary Shortfall Report Review Period, the Independent Accountant shall deliver a final written report to Parent and the Holders’ Representative (the “Final Shortfall Report”). If the Independent Accountant in the Final Shortfall Report concludes that the Milestone Payment should have been paid but was not paid when due, then no later than sixty (60) days following its receipt of the Final Shortfall Report, (i) Parent shall deliver to the Rights Agent the aggregate amount of the Milestone Payment Amount payable to each Holder, plus interest on such amount at the Shortfall Interest Rate from the date the Milestone Payment Date should have occurred to the date of actual delivery of such amount to the Rights Agent (such amount, including interest, being the “CVR Shortfall Amount”), and (ii) the Rights Agent shall promptly (and in any event within ten (10) Business Days after the date on which the aggregate CVR Shortfall Amount is delivered to the Rights Agent) (A) mail each Holder, by first-class postage prepaid mail, a notification setting forth the Independent Accountant’s determination, and (B) pay or cause to be paid to each Holder, by check mailed to the address of each Holder set forth in the CVR Register as of the close of business on the date on which the aggregate CVR Shortfall Amount is delivered to the Rights Agent, the CVR Shortfall Amount payable to such Holder, less any applicable withholding pursuant to Section 2.4(d). If the Independent Accountant in the Final Shortfall Report concludes that the Milestone Payment should have not been paid, (i) Parent shall promptly notify the Rights Agent of such determination, and (ii) the Rights Agent shall promptly (and in any event within ten (10) Business Days after the date on which such notification is delivered to the Rights Agent), mail each Holder, by first-class postage prepaid mail, a notification setting forth the Independent Accountant’s determination. The Final Shortfall Report shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

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(c) Each Person seeking to receive information from Parent in connection with a review or audit pursuant to this Section 4.3 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review or audit.

(d) Parent shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than Parent or its Affiliates) with respect to a Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 4.3 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.3; provided, however, that Parent and its Affiliates shall not be required to amend any of its existing licenses or distribution agreements.

(e) If, upon the expiration of the applicable Review Request Period, the Acting Holders have not requested a review of the applicable Net Sales Statement in accordance with this Section 4.3, the calculations set forth in such Net Sales Statement shall be binding and conclusive upon the Holders.

Section 4.4 Diligent Efforts.

Commencing upon the Closing Date, Parent shall use, and shall cause each applicable other Selling Entity to use, Diligent Efforts to cause the Milestone to occur during each Sale Measurement Period. Without limiting the foregoing, neither Parent nor its Affiliates shall act in bad faith for the purpose of avoiding the occurrence of the Milestone during any Sale Measurement Period.

Section 4.5 Non-Use of Name.

Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, other than (in the case of the name of Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

Parent, at any time and from time to time, may unilaterally enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders, the Holders’ Representative or the Rights Agent:

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(a) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(b) subject to Section 6.1, to evidence the succession of another Person to Parent and the assumption of any such successor of the covenants of Parent outlined herein in a transaction contemplated by Section 6.1;

(c) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such amendments shall not adversely affect the interests of the Holders;

(d) to amend any manifest error, provided that in each case, such amendment shall not adversely affect the interests of the Holders;

(e) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such amendments shall not adversely affect the interests of the Holders;

(f) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(g) to cancel CVRs in the event that (i) any Holder has abandoned its rights to such CVRs in accordance with Section 2.6 or (ii) following a Transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

(h) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(i) any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the interests of any such Holder.

Section 5.2 Amendments with Consent of Holders.

In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or the Holders’ Representative, Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

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Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel for Parent or any of its Affiliates stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Article 5, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first-class mail to the Holders’ Representative and to the Holders at their addresses as they shall appear on the CVR Register, setting forth a copy of such amendment. Any failure of Parent to mail (or cause the Rights Agent to mail) such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Parent Consolidation, Etc.

If Parent consolidates with or merges into any other Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person (each, a “Parent Sale Transaction”):

(a) the Person formed by such consolidation or into which Parent is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent substantially as an entirety (the “Surviving Person”) shall expressly assume, in writing, payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed (each an “Assignee”); and

(b) Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Parent Sale Transaction complies with this Section 6.1 and Section 6.2 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted.

Upon any Parent Sale Transaction, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

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Section 6.3 Product Transfer.

If Parent or any of its Affiliates, directly or indirectly, by a sale, merger, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys or otherwise disposes of their respective rights in and to any Product to a third party (other than Parent or any of its Subsidiaries), then the Milestone shall be deemed to have occurred for all purposes under this Agreement as of the consummation of the transaction or arrangement involving such sale, transfer, conveyance or other disposition; provided, that this Section 6.3 shall not be applicable to a Parent Sale Transaction. For the purposes of clarification, and subject to Section 4.4, Parent may use contract research organizations, contract manufacturing organizations, contract sales organizations, subcontractors and distributors in the ordinary course of business to perform research, development, manufacturing and commercialization activities (including granting an appropriate non-exclusive license or sublicense to the extent necessary), without triggering the Milestone.

ARTICLE 7

HOLDERS’ REPRESENTATIVE

Section 7.1 Appointment of Holders’ Representative.

To the extent valid and binding under applicable Law, the Holders’ Representative is hereby appointed, authorized and empowered to be the representative, agent and attorney-in-fact of the Holders, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments, notices and consents on behalf of and as agent for the Holders (including such documents, instruments, notices and consents to be received by the Holders) at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of Parent’s obligations under this Agreement, (iii) managing the audit process set forth in Section 4.4, (iv) consenting to amendments to this Agreement; and (v) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

Section 7.2 Authority of Holders’ Representative.

To the extent valid and binding under applicable Law and subject to valid appointment of the Holders’ Representative and such Holders’ Representative’s resignation or removal, in each case, pursuant to Article 7, all decisions of the Holders’ Representative shall be final and binding on the Holders as though such Holders’ Representative was the Holders for purposes of this Agreement. Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders’ Representative and any document executed by the Holders’ Representative on behalf of the Holders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by Parent or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction), subject to

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the valid resignation or removal of such Holders’ Representative pursuant to Section 7.3. The Holders’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Holders’ Representative in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

Section 7.3 Resignation and Removal of Holders’ Representative; Appointment of Successor.

The Holders’ Representative may resign at any time, effective upon written notice to Parent, the Rights Agent and the Holders. The Holders’ Representative may be removed with or without cause by written consent of the Acting Holders, which shall be effective upon written notice to Parent and the Rights Agent. In the event that the Holders’ Representative is removed, the Acting Holders’ shall notify the Holders and the Holders’ Representative as soon as practicable following such removal. Following any such resignation or removal, to the extent valid and binding under applicable Law, the Acting Holders may appoint, authorize and empower a Person to fill such vacancy, in writing signed by the Acting Holders and such substituted Person, and such substituted Person, upon written notice to Parent and the Rights Agent, shall be deemed to be the Holders’ Representative for all purposes of this Agreement. To the extent no substitute Holders’ Representative is selected, the rights of the Holders’ Representative hereunder shall vest to the Acting Holders, as though such Acting Holders were the Holders’ Representative.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Notices to Rights Agent and to Parent.

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by electronic mail, in each case as follows:

if to the Rights Agent, to:

[•]

if to Parent:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention: Michael-Bryant Hicks

Facsimile No.: (317) 276-7412

Email: hicksmb@elanco.com

with a copy, which shall not constitute notice, to:

Bryan Cave Leighton Paisner LLP

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One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention:       Stephanie M. Hosler, Esq.

Facsimile No.: (314) 552-8797

Email:             smhosler@bclplaw.com

Section 8.2 Notice to Holders.

All notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such notice, if any, with a copy (which shall not constitute notice) sent to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention:       Peter Handrinos

                       Scott Shean

                        Daniel Rees

Facsimile No.: (714) 755-8290

E-mail:           peter.handrinos@lw.com

                        scott.shean@lw.com

                        daniel.rees@lw.com

Any such notice to the Holders will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Where this Agreement provides for notice to the Holders’ Representative, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holders’ Representative, at:

[•]

Attention:

Facsimile No.:

E-mail:

or at any other address furnished in writing to Parent and the Rights Agent by Holders’ Representative after the date of this Agreement, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of

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any action taken in reliance upon such waiver. In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent and the Holders’ Representative shall be deemed to be a sufficient giving of such notice.

Section 8.3 Entire Agreement.

As between Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 8.4 Merger or Consolidation or Change of Name of Rights Agent.

Any corporation or limited liability company or Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 8.4.

Section 8.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Parent and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 8.4, the Rights Agent may not assign this Agreement without Parent’s prior written consent. Except as provided in Article 6 hereof, Parent or an Assignee may not assign this Agreement without the prior consent of the Acting Holders. Any attempted assignment of this Agreement in violation of this Section 8.5 will be void ab initio and of no effect.

Section 8.6 Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Parent, the Rights Agent, the Holders, the Holders’ Representative and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Parent, the Rights Agent, the Holders, the Holders’

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Representative and their permitted successors and assigns. The Holders and the Holders’ permitted successors and assigns hereunder are intended third-party beneficiaries of this Agreement and shall be entitled to enforce their rights hereunder (including to obtain payment for any amounts then due and payable) and to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Parent, the Holders’ Representative and the Rights Agent. In addition, Holders’ Representative will have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement.

Section 8.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.1 or Section 8.2 of this Agreement.

Section 8.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

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Section 8.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon forty-five (45) days’ written notice to Parent.

Section 8.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 8.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earlier to occur of (a) the receipt of payment of the Milestone Payment Amount by all Holders pursuant to Section 2.4, (b) the date that follows the expiration of the Review Request Period related to the expiration of the Second Sales Measurement Period (provided no written request is received during any Review Request Period pursuant to Section 4.3), or (c) if a written request is received during the Review Request Period following the expiration of the Second Sales Measurement Period, the later of (i) the date that the Final Shortfall Report is delivered to Parent and the Holders, or (ii) if applicable, the receipt of payment of the CVR Shortfall Amount by all Holders, in each case, pursuant to Section 4.3. The termination of this Agreement will not affect or limit the right of Holders to receive the Milestone Payment Amount under Section 2.4 (or the CVR Shortfall Amount under Section 4.3, as applicable) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

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Section 8.13 Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e) All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ELANCO ANIMAL HEALTH INCORPORATED

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[HOLDERS’ REPRESENTATIVE]

By:
Name:
Title: